UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
The Toro Company
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The Toro Company
NOTICE OF 2025
ANNUAL MEETING AND
PROXY STATEMENT
FOR MARCH 18, 2025

Worldwide Headquarters
8111 Lyndale Avenue South
Bloomington, MN 55420-1196
952-888-8801
February 4, 2025

Dear Fellow Shareholders:
On behalf of The Toro Company Board of Directors and executive leadership team, we are pleased to invite you to join us for The Toro Company 2025 Annual Meeting of Shareholders to be held virtually on Tuesday, March 18, 2025 at 2:00 p.m., Central Daylight Time.
We have designed the virtual annual meeting to ensure that shareholders are afforded the same opportunity to participate as they would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform. Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow. Information regarding attending the virtual annual meeting can be found on page 1 of the proxy statement.
It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. Accordingly, please exercise your right to vote by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials or the paper or electronic copy of our proxy materials you received for the meeting.
Thank you for your continued support of our Company.
Sincerely,
Richard M. Olson
Chairman of the Board, President and CEO
You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

i

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NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, March 18, 2025
Time:	2:00 p.m., Central Daylight Time
Location:	Virtual www.virtualshareholdermeeting.com/TTC2025

Agenda:
1. To elect as directors the four nominees named in the proxy statement: Jeffrey L. Harmening, Joyce A. Mullen, and James C. O'Rourke for a term of three years ending at the 2028 Annual Meeting of Shareholders; and to rebalance the classes of directors to achieve a more equal distribution of directors among classes, Richard M. Olson, for a term of two years ending at the 2027 Annual Meeting of Shareholders;

2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2025;
3. To approve, on an advisory basis, our executive compensation; and
4. To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.
We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 21, 2025, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting. A shareholder list will be made available at our principal executive offices during ordinary business hours beginning March 7, 2025, for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.
Your vote is important. A majority of the outstanding shares of our common stock must be present either by attending the virtual meeting or by proxy to constitute a quorum for the conduct of business. Please promptly vote your shares by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic version of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet, telephone or mobile device voting as described on your proxy card.
February 4, 2025

BY ORDER OF THE BOARD OF DIRECTORS

Joanna M. Totsky Vice President, General Counsel and Corporate Secretary

v

_____________________
References in this proxy statement to:
•"TTC," "we," "us," "our," or the "Company" refer to The Toro Company;
•"Board" refer to the Board of Directors of TTC;
•"annual meeting" refer to our 2025 Annual Meeting of Shareholders; and
•2024 Annual Report refer to our Annual Report to Shareholders for fiscal 2024, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2024, being made available together with this proxy statement.
Information on our website and any other websites referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

THE TORO COMPANY HIGHLIGHTS AND PROXY STATEMENT EXECUTIVE SUMMARY
Business Overview
The Toro Company, founded in 1914, is a leading worldwide provider of innovative solutions for the outdoor environment, including turf maintenance equipment and services; turf irrigation systems; landscaping equipment and lighting products; snow and ice management products; agricultural irrigation systems; rental, specialty and underground construction equipment; and residential yard and snow thrower products. With its worldwide headquarters in Bloomington, Minnesota, The Toro Company's global presence extends to more than 125 countries through a family of brands, including Toro, Ditch Witch, eXmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, residential and commercial properties and landscapes, governmental and municipal properties and agricultural operations.

OUR PURPOSE To help our customers enrich the beauty, productivity and sustainability of the land.	OUR VISION To be the most trusted leader in solutions for the outdoor environment. Every day. Everywhere.	OUR MISSION To deliver superior innovation and to deliver superior customer care.

OUR GUIDING PRINCIPLES
Our success is founded on a long history of caring relationships based on trust and integrity. These relationships are the foundation on which we build market leadership with the best in innovative products and solutions to make outdoor environments beautiful, productive, and sustainable. We are entrusted to strengthen this legacy of excellence.

Highlights of Our Financial, Operational and Strategic Achievements for Fiscal 2024

Financial
$4.58 billion
Net Sales
Achieved $4.58 billion in total net sales, consisting of professional segment net sales of $3.56 billion, and residential segment net sales of $998.3 million, up 16.9% from $854.2 million last year.

$4.17	Adjusted Earnings Per Share Achieved adjusted diluted earnings per share, or Adjusted EPS, of $4.17 per share.
$0.36 share
Quarterly Cash Dividend
Paid a $0.36 per share quarterly cash dividend, a 5.9% increase over our fiscal 2023 quarterly cash dividend, and announced a $0.38 per share quarterly cash dividend for fiscal 2025.

Operational
✓
Sustainability
Released our Fiscal 2023 Sustainability Report in June 2024, which highlights key achievements, metrics and sustainability goals through the lens of our Product, People and Process sustainability pillars. The report builds on our longstanding commitment to making a positive impact financially, socially and environmentally worldwide.

Strategic
✓
Accelerating Profitable Growth, Driving Productivity and Operational Excellence and Empowering our People
Continued our key strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering our people.

✓	Research and Development Investment We invested $173.1 million in R&D initiatives.
✓
Continued Focus on Alternative Power, Smart-Connected Products and Autonomous Solutions
Our creative, hard-working teams drove innovative advancements in technology, focusing on alternative power, smart-connected products and autonomous solutions.

The Toro Company's Commitment to Sustainability

✓ Deeply rooted in our purpose and strategic business priorities
✓ Continue to advance our sustainability goals through our focus on Product, Process and People, facilitated by Planning
✓ Demonstrate our commitment with an executive leadership role leading our efforts and enhancing our focus
✓ Released our Fiscal 2023 Sustainability Report in June 2024
✓ Our priorities are in alignment with six United Nations Sustainable Development Goals to address environmental and social issues globally
✓ Conducted an ESG double materiality assessment and Environmental Scenario Analysis to engage internal and external stakeholders to confirm our sustainability priorities

PRODUCTS: Develop innovative, safe and high-quality products that yield performance, productivity and environmental benefits for our customers	PROCESS: Continuously improve operational and resource efficiency; energy, water and waste management; and implement Lean management across our value chain	PEOPLE: Promote the growth, development, health, safety and wellness of our employees and give back to the communities where we live and work

Product Pillar Goal: By 2025, increase battery and hybrid product sales to at least 20% of total adjusted net sales (motorized product sales)	Process Pillar Goal: By 2025, reduce absolute Scope 1 and 2 greenhouse gas (GHG) emissions by at least 15% compared to fiscal 2019	People Pillar Goal: By 2025, increase the number of women and racial and ethnic minorities in leadership positions by at least 20% compared to fiscal 2021

PLANNING: Embed sustainability into our culture by enhancing our strategic approach to sustainability initiatives, providing more transparency and supporting our pillars and program development
Our Fiscal 2023 Sustainability Report is available on our website at www.thetorocompany.com under the Sustainability tab.
2025 Annual Meeting of Shareholders

Date and Time Tuesday, March 18, 2025 2:00 p.m. CDT	Location www.virtualshareholdermeeting.com/TTC2025	Record Date January 21, 2025

Meeting Agenda, Voting Matters and Recommendations

Proposal One
To elect as directors the four nominees named in the proxy statement: Jeffrey L. Harmening, Joyce A. Mullen, and James C. O'Rourke for a term of three years ending at the 2028 Annual Meeting of Shareholders; and to rebalance the classes of directors to achieve a more equal distribution of directors among classes, Richard M. Olson, for a term of two years ending at the 2027 Annual Meeting of Shareholders.
	☑	FOR each nominee	Page 5

Proposal Two To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2025.	☑	FOR	Page 24

Proposal Three To approve, on an advisory basis, our executive compensation.	☑	FOR	Page 27

How to Cast Your Vote
Your vote is important! Please vote your shares promptly using one of the methods listed below. See page 2 for additional voting information.

By Internet Go to www.proxyvote.com	By Phone Call 800-690- 6903	By Mail Return your proxy card	By Mobile Device Scan the QR code	By Attending the Meeting Virtually Visit: www.virtualshareholdermeeting.com/TTC2025

Corporate Governance Highlights
Our Board provides oversight of critical matters such as our strategic plans, financial and other controls, risk management, merger and acquisition related activities, and executive succession planning. The Board reviews our major governance documents, policies and processes regularly and thoughtfully determines the structures that are appropriate for our Company at the time, which includes review or determination of the following:

✓ Independent directors (other than CEO) and committee status
✓ Effective lead independent director structure
✓ Regular independent director executive sessions
✓ Anti-hedging and anti-pledging policy
✓ Clawback policy
✓ Codes of conduct and ethics
✓ Comprehensive director onboarding process
✓ Robust stock ownership guidelines

✓ Meaningful Board strategy and risk oversight, including cybersecurity
✓ Annual Board and committee self-evaluations
✓ Strong Board and committee meeting attendance
✓ Board access to management
✓ Board oversight of sustainability matters
✓ Board refreshment efforts include diverse cultures and backgrounds
✓ No poison pill

Immediately after the 2025 Annual Meeting, our Board will reflect the following characteristics:

Average Age 60 years	Average Tenure 6.9 years	New Directors in the Last 5 Years 3

% of Directors who are Racially/Ethnically Diverse 22%	% of Directors who are Women 33%
Information About our Board of Directors

Name and Title	Age	Director Since	Committee Memberships				Other Public Boards	Racial/Gender Diversity
			A	F	N&G	C&HR
Director Nominees
Jeffrey L. Harmening
Chairman and Chief Executive Officer, General Mills, Inc.	58	2019	✓	C			1
Joyce A. Mullen
President and Chief Executive Officer, Insight Enterprises, Inc.	62	2019			✓	✓	1	✓
Richard M. Olson
Chairman, President and Chief Executive Officer, The Toro Company	61	2016					1
James C. O'Rourke
Retired, President and Chief Executive Officer, The Mosaic Company	64	2012			✓	C	2
Continuing Directors
Gary L. Ellis – Lead Independent Director
Retired Executive Vice President, Medtronic plc	68	2006	✓ E	✓			1
Jill M. Pemberton
Chief Financial Officer, North America LVMH Moët Hennessy Louis Vuitton	54	2022	C E	✓				✓
Dianne C. Craig
President, Lincoln, Ford Motor Company	61	2024	✓	✓				✓
Eric P. Hansotia
Chairman, President and Chief Executive Officer, AGCO Corporation	56	2022			✓	✓	1	✓
D. Christian Koch
Chairman, President and Chief Executive Officer, Carlisle Companies Incorporated	60	2016			C	✓	1

A: Audit	N&G:	Nominating & Governance	✓: Member	E:	Audit Committee Financial Expert
F: Finance	C&HR:	Compensation & Human Resources	C: Chair
x

Executive Compensation

Executive Compensation Program Philosophy
Our executive compensation philosophy is to maintain a program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers.

Align interests of executive officers with shareholder interests	Link pay to performance	Provide competitive target total direct compensation opportunities
Fiscal 2024 Executive Compensation Summary
We seek to motivate executive officers to achieve improved financial performance of our Company through incentive plans that reward better performance with increased incentive payouts and hold executive officers accountable for financial performance that falls below targeted levels by paying reduced or no incentive payouts. Accordingly, a significant portion of the target total direct compensation for our Chairman and CEO and other executive officers is comprised of short- and long-term variable performance-based, or at risk, compensation to directly link their pay to performance. Generally, higher level executive positions have a higher level of pay that is performance-based.
The breakdown of variable, at-risk, pay (broken out between target annual cash incentives and target long-term incentives) compared fixed pay (i.e., annual base salary) for our Chairman and CEO and other Named Executive Officers is shown below:

Chairman and CEO Target Total Direct Compensation Mix	All Other Named Executive Officers Target Total Direct Compensation Mix

What we do	✓	Emphasize long-term performance in our equity-based incentive awards
	✓	Use a mix of performance measures in our incentive plans
	✓	Establish threshold levels of performance and caps on payouts
	✓	Maintain a robust clawback policy and provisions
What we don't do	Х	No guaranteed salary increases
	Х	No guaranteed bonuses
	Х	No excessive perquisites
	Х	No individual executive employment agreements
	Х	No gross-up payments

Our fiscal 2024 financial performance resulted in the following:
Annual cash incentives at the corporate level were paid at 39.6% of target.
Three-year performance awards for the fiscal 2022 to fiscal 2024 performance period were paid at 55.3% of target.

THE TORO COMPANY
8111 Lyndale Avenue South
Bloomington, Minnesota 55420-1196
PROXY STATEMENT
2025 ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, MARCH 18, 2025
2:00 p.m. Central Daylight Time
The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2025 Annual Meeting of Shareholders. We intend to send a Notice Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper version of this proxy statement and the form of proxy) on or about February 4, 2025.

GENERAL INFORMATION ABOUT THE 2025 ANNUAL MEETING AND VOTING
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, March 18, 2025
This proxy statement and our 2024 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2024, or fiscal 2024, are available at www.thetorocompany.com/proxy.
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to some of our shareholders. Shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or request to receive printed proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
When and Where Will the Annual Meeting Be Held?
The annual meeting will be held virtually on Tuesday, March 18, 2025 at 2:00 p.m. Central Daylight Time at www.virtualshareholdermeeting.com/TTC2025.
Why is the Annual Meeting Being Held Virtually?
We believe a virtual meeting will facilitate expanded shareholder access and participation and provide a consistent experience to shareholders, regardless of location. You will be able to join the Annual Meeting and vote and submit questions online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TTC2025 and using the 16-digit control number included on the Notice, on your proxy card, or on your voting instruction form provided by your broker, bank or other nominee. Online check-in will be available at the virtual meeting site approximately 15 minutes prior to the beginning of the Annual Meeting
How Can I Attend the Virtual Annual Meeting?
Shareholders at the close of business on the record date may attend the annual meeting by visiting www.virtualshareholdermeeting.com/TTC2025 and logging in with the 16-digit control number included on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. On the day of our annual meeting, we recommend that you log into our virtual meeting at least 15 minutes before the scheduled start time to ensure that you can access the meeting. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting. Rules governing the conduct of the annual meeting will be posted on the virtual meeting platform along with an agenda.

What Are the Purposes of the Annual Meeting?
The purposes of the 2025 Annual Meeting of Shareholders are to vote on the following items described in this proxy statement:

Proposal One	Election of Directors
Proposal Two	Ratification of Selection of Independent Registered Public Accounting Firm
Proposal Three	Advisory Approval of our Executive Compensation
Are There Any Matters To Be Voted On at the Annual Meeting that Are Not Included in this Proxy Statement?
We currently are not aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.
Who Is Entitled to Vote and How Many Shares Must Be Present to Hold the Annual Meeting?
Shareholders of record at the close of business on January 21, 2025, the record date, will be entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 21, 2025, there were 100,625,924 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.
Shareholders holding a majority of the voting power of the outstanding shares of our common stock must be present at the virtual annual meeting or by proxy in order for us to have a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked "abstain" and "broker non-votes" also are counted in determining whether a quorum is present.
How Do I Vote My Shares?
If your shares are registered in your name, you may vote your shares by one of the five following methods:

Vote by Internet	Go to www.proxyvote.com and follow the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or proxy card.
Vote by Telephone	Call 800-690-6903 and follow the instructions for telephone voting shown on your proxy card.
Vote by Mail	Complete, sign, date and mail your proxy card in the envelope provided if you received paper proxy materials. If you vote by Internet, telephone or mobile device, please do not mail your proxy card.
Vote by Mobile Device	Scan the QR code on your Notice Regarding the Availability of Proxy Materials or proxy card and follow the links.
Vote at the Virtual Meeting	Attend our virtual meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/TTC2025. You will need the 16-digit control number included on your proxy card voting instruction form or Notice Regarding the Availability of Proxy Materials to enter the annual meeting.
If you hold shares as a participant in certain TTC employee benefit plans, you may vote your shares by one of the five methods noted above. If your shares are held in "street name," you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet, telephone or mobile device. On the day of the annual meeting, you may go to www.virtualshareholdermeeting.com/TTC2025, and log in by entering the 16-digit control number found on your voting instruction form. If you do not have your control number, you will be able register as a guest; however, you will not be able to vote or submit questions during the meeting.

How Does the Board Recommend that I Vote and What Vote is Required for Each Proposal?

Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non- Vote
1.Election of four directors	FOR each nominee	FOR each nominee; WITHHOLD from each nominee; or WITHHOLD from one or more of the four nominees	Plurality: the four individuals who receive the greatest number of votes cast "for" are elected as directors[1]	No effect	No effect
2.Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2025	FOR	FOR; AGAINST; or ABSTAIN	Majority of votes cast	No effect	Not applicable[2]
3.Approval of, on an advisory basis, our executive compensation[3]	FOR	FOR; AGAINST; or ABSTAIN	Majority of votes cast	No effect	No effect

1.Under our Amended and Restated Bylaws, if any nominee for director in an uncontested election as to whom a majority of the votes of the shares present at the virtual meeting or represented by proxy at the annual meeting and entitled to vote on the election of directors are designated to be “withheld” from or are voted “against,” that director must tender a resignation for consideration by our Nominating & Governance Committee. Our Nominating & Governance Committee then must evaluate the best interests of our Company and shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.
2.Under applicable New York Stock Exchange, or NYSE, rules, brokers and custodians may vote on the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2025 in their discretion, and, therefore, we do not expect any broker non-votes on this matter.
3.While an advisory vote, our Compensation & Human Resources Committee and Board expect to take into account the outcome of this vote when considering future executive compensation.
How Will My Shares Be Voted?

How Your Shares are Held	How Your Shares will be Voted If You Specify How to Vote	How Your Shares will be Voted If You Do Not Specify How to Vote
Shares registered in your name	The named proxies will vote your shares as you direct	The named proxies will vote FOR all proposals
Shares held in street name	Your broker will vote your shares as you direct	Your broker may vote only on routine items in the absence of your instruction how to vote[1]
Shares held in certain TTC employee benefit plans	The plan trustee will vote your shares confidentially as you direct	The plan trustee will vote your shares in the same proportion as the votes actually cast by participants

1.If your shares are held in “street name” and you do not indicate how you wish to vote, under NYSE rules your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors and Proposal Three—Advisory Approval of our Executive Compensation are not “routine” matters. Accordingly, if you do not direct your broker how to vote on those proposals, your broker may not exercise discretionary voting authority and may not vote your shares on these proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting for purposes of establishing quorum, as discussed on page 2, they are not considered to be votes cast at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares “for” or “against” the proposal in the absence of your instruction.

What Does It Mean If I Receive More Than One Notice or Set of Proxy Materials?
If you hold your shares in more than one account, you may receive multiple copies of the Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials. If you are a participant in the dividend reinvestment feature of our Direct Stock Purchase Plan, shares registered in your name are combined with shares you hold in that plan. Similarly, where possible, shares registered in your name are combined with shares you hold, if any, as a participant in certain TTC employee benefit plans. However, shares you hold in "street name" (through a broker, bank or other nominee) are not combined with shares registered in your name or held as a participant in TTC employee benefit plans. If you receive more than one Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials, you must vote separately for each notice, e-mail notification or proxy and/or voting instruction card having a unique control number to ensure that all of your shares are voted.
How Can I Revoke or Change My Vote?
You may revoke your proxy or change your vote at any time before your shares are voted at the annual meeting by one of the following methods:

How Your Shares are Held	Method to Revoke or Change Your Vote
Shares registered in your name
•Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet, telephone or mobile device voting instructions or complete, sign, date and mail a proxy card;
•Attend the annual meeting virtually and vote electronically at the meeting; or
•Send written notice of revocation to our General Counsel.

Shares held in street name	Follow instructions provided by your broker, bank or other nominee.
Shares held in certain TTC employee benefit plans	Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet, telephone or mobile device voting instructions or complete, sign, date and mail a proxy card.
Who Will Count the Votes?
Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes. An agent of Broadridge Financial Solutions, Inc. will act as our independent inspector of elections for the annual meeting.
How Will Business Be Conducted at the Annual Meeting?
The presiding officer at the annual meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received.
How Can I Ask Questions in Advance of and During the Annual Meeting?
We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual annual meeting as they would at an in-person meeting. To submit a question at the annual meeting, you will need your 16-digit control number that is printed on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. Shareholders may submit questions in advance of the annual meeting, from February 4, 2025 to March 17, 2025, and during a portion of the annual meeting. If you wish to submit a question in advance of the annual meeting, you may log into www.proxyvote.com using your 16-digit control number and follow the instructions to submit a question. If you wish to submit a question during the annual meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/TTC2025 using the 16-digit control number included on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials and follow the instructions to submit a question. Questions pertinent to meeting matters will be answered during the annual meeting, subject to time limitations.

PROPOSAL ONE—ELECTION OF DIRECTORS
Current Board Size and Structure
Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at 2025 Annual Meeting	Current Term Ending at 2026 Annual Meeting	Current Term Ending at 2027 Annual Meeting
Jeffrey L. Harmening	Dianne C. Craig	Gary L. Ellis
Joyce A. Mullen	Eric P. Hansotia	Jill M. Pemberton
Richard M. Olson	D. Christian Koch
James C. O'Rourke

Our Board is comprised of nine directors until the Board determines to change the number. Since our Restated Certificate of Incorporation requires our three classes of directors to be of the same or nearly the same number, the Board intends to rebalance the classes as described below. In seeking new directors, the Board intends to continue to prioritize diverse cultures and backgrounds, including gender, race and ethnicity.
Nominees for Director
As a result of the departure of directors over the past several years, the number of directors serving in the three classes of our Board is no longer equal. At the annual meeting, we are seeking to rebalance the classes of directors to achieve a more equal distribution of directors among classes. To avoid extending any director’s term beyond a three-year period, we believe it is appropriate to realign the classes through the election of directors for two different terms by the shareholders at the annual meeting. As such, Jeffrey L. Harmening, Joyce A. Mullen, and James C. O'Rourke have been nominated to serve three-year terms expiring at the 2028 annual meeting and Richard M. Olson has been nominated to serve a two-year term expiring at the 2027 annual meeting.

Proposed Three-Year Term Ending at 2028 Annual Meeting	Proposed Two-Year Term Ending at 2027 Annual Meeting
Jeffrey L. Harmening	Richard M. Olson
Joyce A. Mullen
James C. O'Rourke
Each of the four director nominees are current members of the Board and have consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is four.
If prior to the annual meeting the Board learns that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, at the Board's discretion, the proxies may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the four nominees will be unable to serve.
Board Size and Structure After Annual Meeting
If all four director nominees are reelected for the terms as proposed, the effect following the annual meeting will be that the Company once again will have a balanced Board of three classes of directors, each class consisting of three directors with terms expiring over the next three years.

Term Ending at 2026 Annual Meeting	Term Ending at 2027 Annual Meeting	Current Term Ending at 2028 Annual Meeting
Dianne C. Craig	Gary L. Ellis	Jeffrey L. Harmening
Eric P. Hansotia	Richard M. Olson	Joyce A. Mullen
D. Christian Koch	Jill M. Pemberton	James C. O'Rourke

The Board of Directors Recommends a Vote FOR Each Nominee for Director	☑
Information About Director Nominees and Continuing Directors
The following pages provide information about the nominees for election to the Board at the annual meeting, each of whom are current Board members, and each of the other continuing members of the Board. We believe that all of our director nominees and continuing directors display:
•personal and professional integrity;
•appropriate levels of education and business experience;
•strong business acumen;
•an appropriate level of understanding of our business, industries and other relevant industries;
•the ability and willingness to devote adequate time to the work of our Board and its committees;
•a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of our Company;
•strategic thinking acumen and a willingness to share ideas;
•a diversity of experiences, expertise, cultures and backgrounds, including race, ethnicity and gender; and
•the ability to represent the interests of all of our shareholders.
All of our director nominees and continuing directors bring to our Board a wealth of executive leadership experience. The Board considers the following skills and experience to be integral to the success of our Company:

Current/Former CEO. Current or former experience as a chief executive officer is important for providing unique insights on complex global organizations, strategy, risk management, and how to drive change and growth.
Finance/Financial Oversight. A strong understanding of accounting and finance is important in critically evaluating our performance and overseeing the integrity of our financial reporting.
Public Company Boards. Service on other public company boards leads to a deep understanding of the duties and responsibilities of a public company board of directors, promotes efficient and effective board processes, enhances board effectiveness and reinforces independent oversight that is aligned with shareholder interests.
Manufacturing/Supply Chain/Operations. Experience in manufacturing, supply chain and operations is important for providing oversight of optimal manufacturing processes, supplier relationships and the capital needs of the Company.
Distribution Channel. Understanding our distribution channel is key to providing important perspectives on our relationships with our distribution partners.
Strategic Planning. Strong strategic planning experience is vital to assisting us with our short- and long-term strategic planning and key strategic decisions
Regulatory/Government. Significant governmental and policymaking experience play an increasingly important role on our Board as our products become more heavily regulated.

Health and Safety. Ability to provide oversight of our manufacturing operations and employee programs supports our focus on a culture of wellness and safety in our manufacturing facilities and office environments.
Sustainability/Climate. Our commitment to integrating sustainability considerations across our businesses is enhanced by the Board’s ability to support these efforts.
Mergers and Acquisitions. Experience with mergers and acquisitions is critical to sound decisions for strategically pursuing acquisitions that are complementary to our businesses and grow our customer base and geographic penetration.
International Operations. Experience with international operations is important in light of our global footprint and desire to grow our international business.
Information Systems/Cybersecurity. Board oversight of our information systems and cybersecurity risk is critical in light of the increasing prevalence of cyber attacks that could result in reputational, legal, and operational issues for the Company.
Previously Resided Outside the United States. A solid understanding of our global workforce and customers assists the Company with further developing our international strategy.

The following chart summarizes the key experience of each director nominee and continuing director in these critical areas, and provides certain demographic information:

Experience as an Executive Leader in the Following Areas	Dianne Craig	Gary Ellis	Eric Hansotia	Jeffrey Harmening	D. Christian Koch	Joyce Mullen	Richard Olson	James O'Rourke	Jill Pemberton
Current/Former CEO	✓		✓	✓	✓	✓	✓	✓
Finance/Financial Oversight	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Boards		✓	✓	✓	✓	✓	✓	✓
Manufacturing/Supply Chain/ Operations	✓		✓	✓	✓	✓	✓	✓	✓
Distribution Channel	✓		✓	✓	✓	✓	✓		✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory/Government	✓	✓		✓	✓	✓	✓	✓
Health and Safety	✓			✓	✓		✓	✓
Sustainability/Climate		✓	✓	✓
Mergers & Acquisitions		✓	✓	✓	✓	✓	✓	✓	✓
International Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓
Information Systems/ Cybersecurity		✓	✓	✓	✓	✓	✓	✓	✓
Previously Resided Outside the United States	✓	✓	✓	✓	✓	✓		✓	✓
Demographics
Race/Ethnicity
African American									✓
Asian/Pacific Islander			✓
White/Caucasian	✓	✓		✓	✓	✓	✓	✓
Hispanic/Latino
Native American
Gender
Male		✓	✓	✓	✓		✓	✓
Female	✓					✓			✓
The information presented on the following pages regarding each director nominee or continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Director Nominees for Election to the Board for a Term Ending at the 2028 Annual Meeting

Jeffrey L. Harmening Age 58 Director since 2019 Independent Committees •Audit •Finance (Chair)	Background

Jeffrey L. Harmening is the Chairman and Chief Executive Officer of General Mills, Inc., Minneapolis, Minnesota (a global manufacturer, marketer and supplier of food products). He holds or held the following positions, all at General Mills:
•Chairman (since January 2018)
•Chief Executive Officer (since June 2017)
•President and Chief Operating Officer (July 2016 – May 2017)
•Executive Vice President, Chief Operating Officer, U.S. Retail (May 2014 – June 2016)
•Senior Vice President, Chief Executive Officer, Cereal Partners Worldwide (July 2012 – April 2014)
Qualifications

Mr. Harmening brings to our Board extensive experience as a seasoned executive with strong business and financial acumen and experience implementing the strategic direction for a complex and publicly traded company with extensive distribution channels and supply chain operations. Furthermore, he brings experience in driving growth through customer-valued products and acquisitions and expertise in driving employee engagement through creating a culture of belonging. He demonstrates strong business discipline and commitment to best practices. In addition, he has significant experience managing operations around the world, including having lived in Europe for six years during his tenure at General Mills.
Other Public Company Boards

	Current	Past 5 Years
	General Mills, Inc.	None

Joyce A. Mullen Age 62 Director since 2019 Independent Committees •Compensation & Human Resources •Nominating & Governance	Background

Joyce A. Mullen is the President and Chief Executive Officer of Insight Enterprises, Inc., Chandler, Arizona (an information technology company). She holds or has held the following positions at Insight:
•President and Chief Executive Officer (since January 2022)
•President of North American Businesses (October 2020 – December 2021)
Previously, Ms. Mullen held various positions over a 21-year career at Dell Technologies (a digital technology solutions company), including:
•President, Global Channel, OEM and IoT (November 2017 – August 2020)
•Senior Vice President and General Manager, Global OEM and IoT Solutions (February 2015 – November 2017)
•Vice President and General Manager, Global OEM Solutions (February 2012 – February 2015)
Ms. Mullen also spent 10 years in leadership positions at Cummins Engine Company, including distribution, manufacturing and international business development.
Qualifications

Ms. Mullen brings to our Board significant executive leadership skills, technology and smart-connected products expertise, strategic and innovative thinking and strong international business experience. She also offers a valuable perspective with regard to evaluating and supporting talent. Additionally, she contributes substantial knowledge of worldwide manufacturing, distribution channels, cybersecurity, digital product development and supply chain strategies, including improving efficiencies in manufacturing operations using Six Sigma, Kaizen and Lean techniques.
Other Public Company Boards

	Current	Past 5 Years
	Insight Enterprises, Inc.	None

James C. O'Rourke Age 64 Director since 2012 Committees •Compensation & Human Resources (Chair) •Nominating & Governance	Background

James C. O’Rourke served as Senior Advisor to The Mosaic Company, Tampa, Florida (a global producer and marketer of combined concentrated phosphate and potash crop nutrients for the global agriculture industry) until his retirement in June 2024. He held the following positions, all at The Mosaic Company:
•Chief Executive Officer (August 2015 – December 2023)
•President (August 2015 – August 2023)
•Executive Vice President—Operations and Chief Operating Officer (August 2012 – August 2015)
•Executive Vice President—Operations (January 2009 – August 2012)
Qualifications

Mr. O'Rourke brings to our Board significant leadership skills, strategic and innovative thinking from a former chief executive officer perspective and strong international business expertise. He also contributes substantial knowledge of worldwide manufacturing, distribution and supply chain strategies and environmental, health and safety matters. In addition, as a public company director and executive, Mr. O'Rourke contributes a solid understanding of executive compensation and corporate governance matters.
Other Public Company Boards

	Current	Past 5 Years
	Rio Tinto plc	The Mosaic Company
Weyerhaeuser Company

Director Nominee for Election to the Board for a Term Ending at the 2027 Annual Meeting

Richard M. Olson Age 61 Director since 2016 Committees None	Background

Richard M. Olson is our Chairman of the Board, President and Chief Executive Officer. He holds or held the following positions, all at The Toro Company:
•Chairman (since November 2017)
•Chief Executive Officer (since November 2016)
•President (since September 2015)
•Chief Operating Officer (September 2015 – October 2016)
•Group Vice President, International Business, Micro Irrigation Business and Distributor Development (June 2014 – September 2015)
•Vice President, International Business (March 2013 – June 2014)
•Vice President, Exmark (March 2012 – March 2013)
Qualifications

In his more than 38 years with our Company, Mr. Olson has developed and brings to our Board rich knowledge of the Company, including, in particular, our global businesses and operations, manufacturing processes, supply chain, distribution and channel development, and product development strategies. In addition, the broad experience he has gained through his past leadership of various businesses and manufacturing operations provides him with a unique perspective regarding our growth initiatives and strategic direction. He contributes a deep commitment to quality, technological advancements, innovation, sustainability, diversity, ethical values and business conduct, and focus on customer service. As a result of his dual role as Chairman and CEO, Mr. Olson provides unique insight into our Company's future strategies, opportunities and challenges and serves as a unifying element between our Board and Management.
Other Public Company Boards

	Current	Past 5 Years
	Donaldson Company, Inc.	None

Continuing Members of the Board — Current Term Ending at the 2027 Annual Meeting

Gary L. Ellis Age 68 Director since 2006 Lead Independent Director Committees •Audit •Finance	Background

Gary L. Ellis retired from Medtronic plc, Dublin, Ireland (a global medical technology company). He held the following positions, all at Medtronic:
•Executive Vice President, Global Operations, Information Technology and Facilities & Real Estate (June 2016 – December 2016)
•Executive Vice President and Chief Financial Officer (April 2014 – June 2016)
•Senior Vice President and Chief Financial Officer (May 2005 – April 2014)
•Vice President, Corporate Controller and Treasurer (October 1999 – May 2005)
Qualifications

Mr. Ellis brings extensive financial leadership experience to provide oversight regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, risk-management, insurance coverage and strategic planning matters. As our lead independent director he provides balanced, collaborative and challenging support to both the Board and our Chairman and CEO. Mr. Ellis contributes enhanced knowledge of public company requirements and issues. Additionally, Mr. Ellis contributes his experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions.
Other Public Company Boards

	Current	Past 5 Years
	Inspire Medical Systems, Inc.	Hill-Rom Holdings, Inc.

Jill M.. Pemberton Age 54 Director since 2022 Independent Committees •Audit (Chair) •Finance	Background

Jill M. Pemberton is the Chief Financial Officer, North America of LVMH Moët Hennessy Louis Vuitton, Paris, France (a global luxury product company), a position she has held since July 2020. Prior to her current role, she held the following positions:
•Senior Vice President, Corporate Financial Planning & Analysis, Viacom Inc. (now known as Paramount Global, a leading global media company) (July 2019 – January 2020)
•Vice President, Finance, Source COE, Supply Chain (February 2017 – June 2019); Vice President, Finance, Global Franchise Organization, Consumer (March 2014 – February 2017; and Vice President, Finance (September 2013 – March 2014), all at Johnson & Johnson (a global health care company)
Prior to these roles, Ms. Pemberton served in various finance roles of increasing responsibility at the Kraft Heinz Company, Delta Air Lines, Inc. and ZF Group Inc. She holds a Directorship Certification from the National Association of Corporate Directors.
Qualifications

Ms. Pemberton brings to our Board strong and broad financial experience and acumen, enterprise risk management knowledge including relating to cybersecurity and business continuity, investor perspective, strong brand experience and sourcing and supply chain oversight. In addition, she contributes a strategic perspective, with significant acquisition and integration experience, all of which assists our Board in providing guidance and oversight in these areas. As a female, black leader, Ms. Pemberton champions inclusion and belonging initiatives as an Executive Sponsor of LVMH North America's Women and Black Employee Resource Groups and as a member of our Board.
Other Public Company Boards

	Current	Past 5 Years
	None	None

Continuing Members of the Board — Current Term Ending at the 2026 Annual Meeting

Dianne C. Craig Age 60 Director since 2024 Independent Committees •Audit •Finance	Background

Dianne C. Craig is President, Lincoln, the luxury vehicle division of Ford Motor Company, Dearborn, Michigan (a designer, manufacturer and servicer of cars, trucks, sport utility vehicles and electric vehicles worldwide). She holds or has held the following positions, all at Ford Motor:
•President, Lincoln (since December 2022)
•President, International Markets, Thailand (January 2021 – November 2022)
•Chief Executive Officer, FordDirect (June 2018 – December 2020)
•Executive Director, U.S. Sales (December 2016 – May 2018)
•Chief Executive Officer, Ford Motor Company of Canada (November 2011 – November 2016
Qualifications

Ms. Craig brings to our Board a deep and diverse range of executive leadership experience in an industry applicable to our Company. She contributes a strategic perspective on digital technologies, brand enhancements and international operations. Furthermore, her extensive background in channel strategy, building dealer relationships and delivering best-in-class marketing solutions brings expertise in areas critical to the ongoing success of our Company.
Other Public Company Boards

	Current	Past 5 Years
	None	None

Eric P. Hansotia Age 56 Director since 2022 Independent Committees •Compensation & Human Resources •Nominating & Governance	Background

Eric P. Hansotia is the Chairman, President and Chief Executive Officer of AGCO Corporation, Duluth, Georgia (a global leader in the design, manufacture and distribution of agricultural solutions). He holds or held the following positions at AGCO:
•Chairman, President and Chief Executive Officer (since January 2021)
•Chief Operating Officer (January 2019 – December 2020)
•Senior Vice President, Global Crop Cycle and Fuse Connected Services (January 2015 – January 2019)
•Senior Vice President, Global Harvesting and Advanced Technology Solutions (July 2013 – January 2015)
Prior to joining AGCO, Mr. Hansotia spent 20 years at Deere & Company in various leadership positions including at the general manager, vice president and senior vice president levels.
Qualifications

Mr. Hansotia brings to our Board deep industry experience and a strong strategic perspective and extensive executive leadership experience in areas critical to our Company's success, including engineering, quality, technology transitions and opportunities, manufacturing, product management, mergers and acquisitions, channel development and public company governance. He has significant international experience gained from leading global manufacturing and supply chain functions. As an individual of Indian descent, Mr. Hansotia champions diversity, equity and inclusion at AGCO and as a member of our Board.
Other Public Company Boards

	Current	Past 5 Years
	AGCO Corporation	None

D. Christian Koch Age 60 Director since 2016 Independent Committees •Compensation & Human Resources •Nominating & Governance (Chair)	Background

D. Christian Koch is the Chair, President and Chief Executive Officer of Carlisle Companies Incorporated, Scottsdale, Arizona (a portfolio of building product businesses). He holds or held the following positions, all at Carlisle:
•Chairman (since May 2020)
•Chief Executive Officer (since January 2016)
•President (since May 2014)
•Chief Operating Officer (May 2014 – January 2016)
•Group President, Carlisle Diversified Products (June 2012 – May 2014)
•President, Carlisle Brake & Friction (January 2009 – June 2012)
•President, Carlisle Asia-Pacific (February 2008 – January 2009)
Qualifications

Mr. Koch brings to our Board his experience as a seasoned executive with strong business acumen and significant experience managing distribution, supply chain, manufacturing and sales operations around the world as well as with mergers and acquisitions and long-range planning. In addition, as a public company director and executive, Mr. Koch contributes a solid understanding of financial oversight, strategic planning, executive compensation, talent development and corporate governance.
Other Public Company Boards

	Current	Past 5 Years
	Carlisle Companies Inc.	None

DIRECTOR COMPENSATION
Director Compensation Program for Fiscal 2024
Overview. Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. In fiscal 2024, our non-employee director compensation was comprised of equity compensation, in the form of annual stock and stock option awards, and cash compensation, in the form of annual retainers that are paid quarterly. Each of the components of our Board compensation is described in more detail below. The Board compensation program structure, together with the feature of the program that enables our directors to elect to receive a portion or all of their cash compensation in the form of our common stock, causes a substantial portion of our non-employee director compensation to be linked to our common stock performance. All equity-based compensation paid to our non-employee directors is granted under our then current shareholder-approved plan. As a current employee director, Mr. Olson does not receive any additional compensation for his service as a director.
Process for Consideration and Determination of Director Compensation. The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Committee engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.
The Compensation & Human Resources Committee annually engages Willis Towers Watson to review our non-employee director compensation, as was done prior to the Company's fiscal 2024 year and then again prior to the Company's fiscal 2025 year. For both years, the Willis Towers Watson review consisted of, among other things, analysis of board and committee compensation trends, a competitive assessment based on a selected group of manufacturing companies operating in the United States that are similar in size to us from a revenue and market capitalization perspective, and a separate analysis of lead director compensation. Although no changes were made to our non-employee director compensation program for fiscal 2024, in September 2024, prior to the beginning of fiscal 2025, the Board, upon recommendation of the Compensation & Human Resources Committee, approved certain changes, including increases in the annual stock award, the annual Finance Committee Chair retainer, as described below.
Elements of Our Non-Employee Director Compensation Program. The following table sets forth our fiscal 2024 non-employee director compensation program.

Non-Employee Director Compensation	($)
Annual Stock Award Value	85,000*
Annual Stock Option Award Value	55,000
Annual Board and Committee Member Retainers
Board	95,000
Audit Committee Member	12,500
Compensation & Human Resources Committee Member	7,000
Nominating & Governance Committee Member	6,000
Finance Committee Member	6,000
Annual Lead Independent Director and Committee Chair Additional Retainers
Lead Independent Director	30,000
Audit Committee Chair	20,000
Compensation & Human Resources Committee Chair	15,000
Nominating & Governance Committee Chair	7,500*
Finance Committee Chair	7,500*
* Effective November 1, 2024, the annual stock award increased to $95,000, and each of the Finance Committee Chair and the Nominating & Governance Committee Chair annual retainers increased to $9,000.

The following summarizes our non-employee director compensation program:

Element	Key Characteristics
Annual Retainers	Annual cash retainers are paid quarterly for service on the Board, committees, committee chairs and Lead Independent Director.
Annual Stock Awards	On the first business day of our fiscal year, a stock award is automatically granted under our then current shareholder-approved plan. The number of shares is determined by dividing the stock award value by the average of the closing prices of our common stock during the three months prior to the grant. The shares are fully vested at the time of grant.
Annual Stock Option Awards	On the first business day of our fiscal year, a stock option to purchase shares of our common stock is automatically granted under our then current shareholder-approved plan. The number of stock options is determined by dividing the stock option award value by the grant date fair value of a stock option to purchase one share of our common stock. See below for additional information regarding vesting of stock option grants.
Common Stock In Lieu of Annual Retainers	Non-employee directors may elect to convert a portion or all of their calendar year annual retainers otherwise payable in cash into shares of our common stock. Retainers earned after the date a director makes such election for a calendar year are issued in shares of our common stock in December of that year, the number of which is determined by dividing the dollar amount of the retainers earned in the calendar year and elected to be converted into shares of our common stock by the closing price of our common stock on the date that the shares are issued.
Deferred Compensation Plan	Non-employee directors may elect to defer receipt of all or a part of his or her stock award and/or cash compensation on a calendar year basis under The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Deferred Plan for Directors. Because the value of a director's deferred compensation account fluctuates, as applicable, based on the market value of our common stock or based on a rate of return on funds that are comparable to funds available in The Toro Company Retirement Plan, or Retirement Plan, earnings on deferred compensation are not preferential. Dividends paid on our common stock are credited to a director's account as additional common stock units. A director is fully vested in his or her deferred compensation account. Distributions under the Deferred Plan for Directors are payable in accordance with the director participant's prior distribution elections upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency.
Company Products	Each of our non-employee directors is entitled to receive certain Company products and related parts, service and accessories for his or her personal use, at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such items. The value is deemed to be our distributor net price or its equivalent, which is also the price at which such items are generally available to our employees for purchase.
Charitable Giving	We offer a matching gift program for our non-employee directors, similar to the matching gift program offered to our employees, which provides that a gift or gifts by a director to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $1,000 per director per year.
Indemnification and D&O Insurance	Each non-employee director is a party to an indemnification agreement with us pursuant to which we have agreed to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation and continued coverage under our D&O insurance.
Stock Option Vesting. Except as described below, stock options granted to our non-employee directors vest in three equal installments on each of the first, second and third year anniversaries of the grant date and remain exercisable for a term of ten years after the grant date.
If a director becomes disabled or dies, all outstanding unvested stock options will vest in full on the date the director's service ceases by reason of such disability or death and all outstanding stock options may be exercised up to the earlier of the date the stock options expire or one year after the date the director's service ceased by reason of such disability or death.
If a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director's date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director's date of termination, but not later than the date the stock options expire. The following directors who served during all or part of fiscal 2024 have ten or more fiscal years of service: Janet K. Cooper,

Gary L. Ellis and James C. O'Rourke. Ms. Cooper retired from our Board upon expiration of her term at the 2024 annual meeting of shareholders.
If there is a change in control of our Company, stock options held by directors will vest immediately and remain exercisable for the remaining term. The general definition of a change in control for these purposes is described under "Potential Payments upon Termination or Change in Control - Change in Control."
Director Compensation for Fiscal 2024
The following table provides summary information concerning the compensation of each individual non-employee director who served during fiscal 2024. Amounts in the table are not reduced to reflect elections, if any, by the non-employee directors to defer receipt of compensation. Deferral elections are described in more detail in the footnotes to the table. Earnings on nonqualified deferred compensation are not on a basis that is considered to be above-market or preferential.

Name	Fees Earned or Paid in Cash ($)[1,2]	Stock Awards ($)[3]	Option Awards ($)[4,5]	All Other Compensation ($)[6]	Total ($)
Janet K. Cooper[7]	47,679	76,411	54,975		179,066
Dianne C. Craig	95,076	0	0		95,076
Gary L. Ellis	146,875	76,411	54,975		278,262
Eric P. Hansotia	108,000	76,411	54,975	1,000	240,387
Jeffrey L. Harmening	121,000	76,411	54,975	1,220	253,607
D. Christian Koch	113,666	76,411	54,975		245,053
Joyce A. Mullen[8]	108,000	76,411	54,975		239,387
James C. O'Rourke	123,000	76,411	54,975		254,387
Jill M. Pemberton	128,610	76,411	54,975		259,996

1.Unless a director elected to defer receipt or convert a portion or all of his or her annual retainers into shares of our common stock, annual retainers were paid in cash at the beginning of each fiscal quarter.
2.The following directors elected to convert all or a portion of their calendar 2024 cash retainers into shares of our common stock, which number of shares received was based on the closing price of our common stock on December 16, 2024, of $86.36: Mr. Koch—1,007 shares; Ms. Craig—1,429 shares; and Ms. Pemberton—1,547 shares.
3.On November 1, 2023, 943 shares of our common stock were granted to each non-employee director with the calculation as to the number of shares based on the average of the closing prices of our common stock during the three months prior to the grant, which was $90.06. However, the amount reported in the table represents the grant date fair value of $81.03, the closing price on the grant date, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. These stock awards were the only stock awards granted to directors during fiscal 2024. As of October 31, 2024, no directors held any restricted stock or other unvested stock awards.
4.On November 1, 2023, a stock option to purchase 2,130 shares of our common stock was granted to each non-employee director. The amount reported in the table represents the grant date fair value computed in accordance with FASB ASC Topic 718. The following is a summary of the specific assumptions used in the valuation of the option awards:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black-Scholes Value
11/1/2023	4.88%	6.7	26.01%	1.41%	$25.81
The exercise price per share is $81.03, which is equal to 100% of the fair market value of our common stock on the grant date, determined by the closing price on that date. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price on the stock options. These stock option awards were the only stock option awards granted to directors during fiscal 2024.
5.As of October 31, 2024, the aggregate number of stock options (exercisable and unexercisable) held by each non-employee director who served during all or part of fiscal 2024 was as follows: Ms. Cooper—9,436; Mr. Craig—0; Mr. Ellis—31,274; Mr. Hansotia—3,800; Mr. Harmening—12,957; Mr. Koch—26,236; Ms. Mullen—12,957; Mr. O'Rourke—31,274; and Ms. Pemberton—3,800. These numbers are different from the numbers set forth in the Stock Options column in footnote 2. to the Directors and Executive Officers stock ownership table which: (i) sets forth information as of January 21, 2025 and (ii) does not include options that will become exercisable more than 60 days after January 21, 2025.
6.We generally do not provide perquisites and other personal benefits to our non-employee directors, other than Company products for personal use and occasional travel for guests of non-employee directors and officers. The amount reported for Mr. Hansotia includes a matching gift to one or more tax exempt 501(c)(3) charitable organizations, as described under Charitable Giving above. The amount reported for Mr. Harmening includes the value of products, parts, service or accessories, as described under Company Products above.
7.Ms. Cooper retired from our Board upon expiration of her term at the 2024 annual meeting of shareholders.
8.Under the Deferred Plan for Directors Ms. Mullen elected to defer receipt of her: (i) calendar 2023 and calendar 2024 retainers earned in fiscal 2024; and (ii) the annual stock award granted on November 1, 2023.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications and responsibilities; Board committees; director board limits; conflicts of interest, confidentiality and ethics; director access to officers and employees; director compensation; director independence; related party transactions; director orientation and continuing education; CEO evaluation and management succession; and Board annual self-evaluation.
Annually, the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate. Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com/corporategovernance.
Our Corporate Governance Guidelines provide that our Board has no policy with respect to the separation of the offices of the Chair of the Board and the CEO. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chair of the Board and the CEO so that the Board may make this determination based on what it believes is best under the current circumstances. Additionally, our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate. However, at any time that: (i) the offices of Chair of the Board and CEO are held by the same person; or (ii) the Chair of the Board does not meet the criteria for "independence" as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a Lead Independent Director, who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board.
Board Leadership Structure
Our Board is currently chaired by Richard M. Olson, our Chairman and CEO. Our Lead Independent Director, selected by the Board, is Gary L. Ellis. Our Nominating & Governance Committee and Board believe that our current Board leadership structure ensures a strong and independent Board of Directors, provides effective governance, creates appropriate oversight for the long-term benefit of our shareholders and is appropriate for several reasons, including: (i) Mr. Olson's extensive knowledge of our Company, our business, operations and industry, obtained through his more than 38 years of service to our Company, which benefit Board leadership and the Board's decision-making process through his active role as Chairman; (ii) unification of Board leadership and strategic direction as implemented by our Management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged Lead Independent Director and Board.
As our Lead Independent Director, Mr. Ellis: (i) assists Mr. Olson in establishing the agendas for Board meetings and the schedule of agenda subjects to be discussed during the year, to the extent such subjects can be foreseen; (ii) presides at regularly scheduled executive sessions of the non-employee directors without Management present; (iii) together with the Chair of the Compensation & Human Resources Committee, communicates to Mr. Olson the results of his annual performance review and compensation; and (iv) together with the Chair of the Nominating & Governance Committee, leads the Board's annual self-evaluation. With more than 19 years of service on our Board, Mr. Ellis has developed considerable knowledge of our Company, our business and our industry. Mr. Ellis also has significant public company governance experience.
Director Independence
The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each of the following directors, comprising all of our current non-employee directors, is independent: Dianne C. Craig, Gary L. Ellis, Eric P. Hansotia, Jeffrey L. Harmening, D. Christian Koch, Joyce A. Mullen, Jill M. Pemberton and James C. O'Rourke. Richard M. Olson, our Chairman and CEO, is not independent. The Board had determined that Janet K. Cooper was an independent director prior to her retirement from the Board in March 2024. These independence determinations were made because each such non-employee director has no material relationship with our Company, our Management, our independent registered public accounting firm, or external auditor, our independent external compensation consultant or our external compensation legal advisers and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board based its independence determinations, in part, upon a review by the

Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm's length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation and in which the director had no direct or indirect personal interest, nor received any personal benefit.
Director Attendance; Executive Sessions
The Board held six meetings during fiscal 2024. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served. Our Corporate Governance Guidelines provide that the non-employee directors will meet in regularly scheduled executive sessions without Management. At each regular Board meeting held during fiscal 2024 our non-employee directors met in executive session without Management present and such meetings were presided over by our Lead Independent Director, Gary L. Ellis.
Directors are expected to attend the Company’s annual meeting of shareholders, but are not required to do so. Five of our directors serving at the time of the Annual Meeting of Shareholders held on March 19, 2024, attended that meeting.
Board Committees
The Board has four committees, the Audit Committee, Compensation & Human Resources Committee, Nominating & Governance Committee and Finance Committee. Each committee has a charter that describes the principal functions of the committee and is posted on our website at www.thetorocompany.com/corporategovernance. As provided in their respective charters, each of the Compensation & Human Resources Committee, Nominating & Governance Committee and Finance Committee may form and delegate authority to subcommittees when appropriate. Additionally, the Compensation & Human Resources Committee may delegate to one or more executive officers of the Company the authority to approve equity compensation awards under established equity compensation plans of the Company to employees other than the executive officers of the Company. On an annual basis the Audit Committee, Nominating & Governance Committee and Compensation & Human Resources Committee review the adequacy of their charter and their performance. The Finance Committee periodically reviews its charter and performance, with such review historically conducted on an annual basis. The Chair of each Board committee provides a summary of the matters discussed in their committee meeting to the full Board.
The Board has determined that each of the current and former members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC and the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code, as applicable.
The current membership of each committee, the number of times each committee met, including by executive session, during fiscal 2024 and key functions of each committee are noted in the following table. Mr. Olson is not a member of any Board committee. In fiscal 2024, Mr. Olson attended, and currently may attend, various committee meetings, or portions of such meetings as appropriate, as a member of Management at the invitation of such Board committees.

Audit Committee
Key Committee Functions
•Oversees the accounting and financial reporting processes, audits of consolidated financial statements and internal controls over financial reporting
•Selects, compensates, evaluates and reviews critical audit matters with independent external auditor
•Reviews with Management and external auditor Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and earnings releases
•Reviews and approves internal audit's functions and effectiveness; reviews scope and performance of internal audit's plans; and oversees internal audit's significant findings, including responses from Management
•Reviews Information Technology strategy and security activities

•Reviews general policies and procedures with respect to accounting and financial matters, internal controls and disclosure controls and procedures, and sustainability metrics and disclosures
•Reviews Code of Conduct and Code of Ethics for CEO and Senior Financial Personnel, and policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters
•Provides oversight for the Enterprise Risk Management, or ERM, process

Committee Members[1]
Ms. Pemberton (Chair)
Ms. Craig
Mr. Ellis
Mr. Harmening

During Fiscal 2024
Number of Meetings: 10
Number of Executive Sessions:
with Committee - 7
with Management - 6
with internal auditor - 5
with external auditor - 5

1.The Board has determined that all members of the Audit Committee are financially literate and that both Gary L. Ellis and Jill M. Pemberton meet the definition of "audit committee financial expert." Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

Compensation & Human Resources Committee
Key Committee Functions
•Approves the annual base salaries, annual and long-term incentive opportunities and other compensation arrangements for the CEO and other executive officers
•Reviews compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives
•Oversees strategies for human capital management, including diversity, equity and inclusion initiatives
•Reviews stock ownership guidelines for the CEO, other executive officers, senior management and the Board

•Evaluates the CEO's performance
•Approves performance goals for performance based awards
•Reviews with Management the Compensation Discussion and Analysis, the Committee report on executive compensation and any compensation-related proposals, including say-on-pay and frequency of say-on-pay proposals
•Reviews non-employee director compensation components and amounts
•Reviews succession planning and short-term contingency plans for emergencies for the CEO and other executive officers
Committee Members Mr. O'Rourke (Chair) Mr. Hansotia Mr. Koch Ms. Mullen During Fiscal 2024 Number of Meetings: 4 Number of Executive Sessions: 4

Nominating & Governance Committee
Key Committee Functions
•Reviews and recommends to the Board the size and composition of the Board and its committees
•Identifies individuals qualified to become Board members
•Recommends to the Board director nominees for election at the annual meeting
•Oversees the annual evaluation of the Board
•Oversees sustainability program

•Reviews and recommends to the Board any proposed amendments or changes to Restated Certificate of Incorporation or Amended and Restated Bylaws
•Reviews Corporate Governance Guidelines and recommends to the Board any changes
•Monitors corporate governance trends
Committee Members Mr. Koch (Chair) Mr. Hansotia Ms. Mullen Mr. O'Rourke During Fiscal 2024 Number of Meetings: 3 Number of Executive Sessions: 3

Finance Committee
Key Committee Functions
•Reviews, and recommends to the Board as required, capital structure and related financial policies and long-range objectives, capital expenditures, tax strategies and restructuring projects, financing arrangements and cash or any special dividends
•Reviews and recommends to the Board the authorization for the issuance or repurchase of equity or long-term debt

•Reviews use of derivative, hedging and similar instruments to manage financial, currency and interest rate exposure
•Evaluates, and recommends to the Board as required, financing implications of certain proposed merger, acquisition, divestiture, joint venture and other business combination transactions or investments
•Oversees investor relations program, including sustainability engagement and disclosures
Committee Members Mr. Harmening (Chair) Ms. Craig Mr. Ellis Ms. Pemberton During Fiscal 2024 Number of Meetings: 2 Number of Executive Sessions: 2
Board's Role in Risk Oversight
Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. We engage in an ERM process, which is coordinated primarily through our enterprise risk function, and involves:
•identification by the executive team and other senior leaders of the risks relevant to our strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering people;
•to the extent prudent and feasible, development of strategies and plans to monitor, mitigate and control such risks; and
•reports of the identified risks as part of the applicable strategy review or separately as a particular risk review, as considered necessary, to the Board and/or relevant committee, as applicable.
The Board's oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-t strategic plans, overall sustainability strategy and its alignment with our business strategy, annual operating plans, financial results, merger and acquisition related activities, material legal proceedings and executive succession plans.
The Board relies on its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:
•The Audit Committee assists through its oversight of the quality and integrity of our financial reports; compliance with applicable legal and regulatory requirements; qualifications, performance and independence of our external auditor; performance of our internal audit function; accounting and reporting processes, including those in connection with business combination purchase accounting and accounting and financial reporting integration activities; strategy, performance and experience of our information technology and security function and practices, including those related to cybersecurity; performance of our health and safety program; our Code of Conduct and ethics program; our general policies and procedures regarding accounting and financial matters and internal controls; and disclosure controls and assurance of the accuracy of sustainability metrics and disclosures. The Audit Committee is also responsible for providing oversight of our ERM process by discussing our procedures with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor, mitigate and control such exposures.
•The Compensation & Human Resources Committee assists through its oversight of our compensation and human capital management programs and policies, including executive compensation; organizational diversity, equity and inclusion; and corporate culture and engagement plans and strategies. In general, the Compensation & Human Resources Committee has oversight for social factors included as part of our sustainability platform. A discussion of the Compensation & Human Resources Committee's assessment of compensation policies and practices as they relate to our Company's risk management is found under "Risk Assessment" within the Compensation Discussion and Analysis section.
•The Finance Committee assists through its oversight of our capital structure and related policies; long- range objectives; tax strategies and restructuring projects; financing requirements and arrangements, including any pricing or other performance metrics tied to our sustainability performance; equity and debt issuances and repurchases; use of derivative, hedging and similar instruments; annual capital budget and capital expenditures; D&O and liability insurance coverage; the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; through its evaluation of, among other things, the financial impact of certain proposed business combination transactions; and shareholder engagement activities and disclosures, including with regard to environmental, social and governance, or ESG, and our sustainability platform.
•The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations; director retirements; director independence and qualifications; Board leadership structure; Board committee structure; ESG considerations not included as part of the sustainability oversight allocated to the Board or other committees of the Board, which, in particular, includes review of certain ESG ratings; and monitoring of corporate governance trends.
The Board believes that its oversight of risk is enhanced by its current leadership structure, as previously discussed, because our Chairman and CEO, who is ultimately responsible for the Company's risk responsibility, also chairs regular Board meetings and, with his in-depth knowledge and understanding of our Company, is well positioned to bring key business issues and risks to the attention of the full Board.
Executive Compensation Process
At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for each of our executive officers which generally includes:
•changes, if any, to base salary; and
•incentive awards, including:
–annual cash incentive awards for the current fiscal year, including: (i) participation targets expressed as a percentage of base salary, target payout amounts and maximum cash payout amounts; and (ii) performance measures, weightings, goals and adjustment events; and
–long-term incentive awards, including: (i) stock option awards; and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts, and (b) performance measures, weightings, goals and adjustment events.
In connection with this review and approval, the Compensation & Human Resources Committee evaluates information regarding:
•market base salary, total cash compensation and total direct compensation data and analysis prepared by its independent external compensation consultant;
•total cash compensation to be paid for the fiscal year if annual cash incentive awards are achieved and paid at target;
•prior fiscal year target equity values; and
•total direct compensation for the fiscal year, assuming equity awards at target.
Additionally, the Committee obtains executive compensation recommendations from our Chairman and CEO, Vice President, Human Resources and Managing Director, Total Rewards and Employee Services that reflect individual performance; future potential; corporate and/or division performance, as applicable; tenure in the position; comparison to market; level of professional experience; duties and responsibilities; internal pay equity comparisons; and outside market factors, including general economic conditions. As needed, the Committee reviews significant events that have occurred at our Company, including merger and acquisition activity, and assesses whether such events necessitate a change in compensation for our executive officers.
Neither the Chairman and CEO nor the Vice President, Human Resources provide input or recommendations with respect to his or her own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the Chairman and CEO based on feedback from all non-employee directors in connection with the ratification of the Chairman and CEO's compensation by the Board. Information on the compensation of our named executive officers, or NEOs is found under "Executive Compensation." Also, at the beginning of each fiscal year, the Committee certifies the achievement of the applicable performance goals previously established by the Committee for the annual cash incentive awards and performance share awards and approves resulting payouts, if any.
The Compensation & Human Resources Committee retained Willis Towers Watson to assist in the evaluation and review of our executive compensation program during fiscal 2024. Additional information regarding the role of Willis Towers Watson during fiscal 2024 is found under "Compensation Discussion and Analysis—How We Make Compensation Decisions—Independent External Compensation Consultant." From time to time, the Committee also has engaged Willis Towers Watson to perform other compensation consulting services, including a review of non-employee director compensation.

For the services performed for us in fiscal 2024, the Committee assessed the independence of Willis Towers Watson pursuant to SEC and NYSE rules and concluded that the work of Willis Towers Watson did not raise any conflicts of interest. Representatives from Willis Towers Watson attended all of the Committee meetings in fiscal 2024, including executive sessions without Management present, to act as a resource to the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from our independent external compensation consultant at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisers.
Director Nomination and Refreshment Process
In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee may solicit recommendations for nominees from other members of our Board or Senior Management. In addition, the Committee may: (i) formally engage such firms to assist it in identifying and evaluating qualified nominees; (ii) consider candidates put forth by external search or placement firms; and/or (iii) consider certain individuals who contacted the Chair of the Board, the Lead Independent Director and/or the Board of Directors and expressed an interest in serving on the Board.
When reviewing the requisite skills and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual's independence, diversity, age, skills, and current and past business, professional and industry experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her background, skills, business and professional experiences, industry affiliations, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in business and professional experiences, age, gender, race/ethnicity, background and skills.
Once a proposed candidate is identified, the Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a particular candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.
The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board's own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance a willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws. The current requirements of our Amended and Restated Bylaws are as described under "Shareholder Proposals and Director Nominations for the 2026 Annual Meeting."
Related Person Transactions and Policies and Procedures Regarding Related Person Transactions
Our Corporate Governance Guidelines disclose our procedures regarding related person transactions. All reportable related person transactions are subject to reasonable prior review by our Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:
•the related person’s relationship to our Company and interest in the transaction;
•the material facts of the transaction;
•the benefits to our Company of the transaction; and
•an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.
Transactions between us and an unaffiliated corporation of which one of our non-employee directors or director nominees serves as an officer, that have been assessed as noted above, and are in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved.

Board of Directors Business Ethics Policy Statement
It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Board of Directors Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com/ethics.
Code of Conduct and Code of Ethics for our CEO and Senior Financial Personnel
All of our directors and employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Personnel applicable to our CEO, our Vice President, Chief Financial Officer, and certain senior accounting and/or treasury personnel who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Personnel can be found on our website at www.thetorocompany.com/ethics. If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Personnel by posting such information on our website as noted above.
Communications with Directors
Shareholders and other interested parties may communicate directly with our Board, our Board committees, our non-employee directors as a group, our Lead Independent Director, or any other specified individual director in writing by: (i) sending a letter addressed to The Toro Company Board of Directors, c/o General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, or (ii) sending an email to boardofdirectors@toro.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are appropriately handled by Management.
Complaint Procedures
We maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics helpline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Conduct, which may be accessed on our website as noted above.
Insider Trading Policy
We have adopted an Insider Trading Policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers, and employees, together with their immediate family members and other persons living in their households. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable NYSE standards. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended October 31, 2024.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Selection of Independent Registered Public Accounting Firm
The Audit Committee selects our external auditor. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our external auditor and determines whether to re-engage the current external auditor. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the external auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the external audit firm; the external auditor's global capabilities relative to our business; the external auditor's knowledge of our operations; and the external auditor's fees. Upon consideration of these and other factors, the Audit Committee has selected KPMG LLP, or KPMG, to serve as our external auditor for fiscal 2025.
The Sarbanes-Oxley Act of 2002 requires the lead audit engagement partner to rotate every five years. In conjunction with this mandated rotation, the Audit Committee and its Chair are involved in the selection of the new lead engagement partner. The most recent new lead engagement partner commenced service following the completion of the audit of the Company’s consolidated financial statements as of and for the year ended October 31, 2024. The Audit Committee believes that the retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders.
Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee's selection of KPMG. If our shareholders do not ratify the selection of KPMG, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
Representatives of KPMG will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.
Audit, Audit-Related, Tax and Other Fees
The Audit Committee is responsible for external auditor compensation. The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for fiscal 2024 and fiscal 2023 by category, as described in the footnotes to the table.

	Fiscal 2024 ($)	Fiscal 2023 ($)
Audit Fees[1]	2,366,480	2,347,305
Audit-Related Fees[2]	66,500	59,500
Tax Fees[3]	156,992	174,592
All Other Fees[4]	135,000	0

1.Consist of aggregate fees billed, or expected to be billed, for fiscal 2024 and fiscal 2023, respectively, for professional services rendered by KPMG in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
2.Consist of aggregate fees billed for KPMG's services related to audits of employee benefit plans and an international statutory social security audit.
3.Consist of aggregate fees billed for professional services rendered by KPMG for permissible domestic and international tax consulting, planning and compliance services.
4.Fees for fiscal 2024 also include a pre-system assessment service provided by KPMG.

Pre-Approval Policies and Procedures
To minimize relationships that could impair the objectivity of our external auditor, the Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimis non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG for which we paid fees as shown in the table above were pre-approved by the Audit Committee in accordance with these pre-approval policies and procedures. The Audit Committee concluded that the provision of these services by KPMG would not affect KPMG's independence.

The Board of Directors Recommends a Vote FOR Ratification of the Selection of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal 2025	☑

Audit Committee Report
This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2024.
Ultimate responsibility for good corporate governance rests with our Board, whose primary roles and responsibilities involve oversight, counseling and providing direction to our Management in the best long-term interests of TTC and our shareholders. As set forth in its charter, the Audit Committee assists our Board by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. Our Audit Committee Charter, which further describes the role and responsibilities of the Audit Committee, is available online at www.thetorocompany.com/corporategovernance.
Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), or PCAOB, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.
In performing its oversight role, the Audit Committee has: (i) reviewed and discussed with Management our audited financial statements for fiscal 2024; (ii) discussed with representatives of KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; (iii) received the written disclosures and the letters from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning KPMG's independence; and (iv) discussed with representatives of KPMG its independence and concluded that it is independent from TTC and its Management.
Based on the review and discussions referred to in the foregoing paragraph and subject to the limitations on its responsibilities set forth in its charter, the Audit Committee recommended to our Board that our audited financial statements for fiscal 2024 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2024, for filing with the SEC.
Audit Committee:
Jill M. Pemberton (Chair)
Dianne C. Craig
Gary L. Ellis
Jeffrey L. Harmening

PROPOSAL THREE—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION
Background
The Board is providing our shareholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, or Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as described in this proxy statement.
We encourage our shareholders to read the "Compensation Discussion and Analysis" section, which describes the details of our executive compensation program and the decisions made by the Compensation & Human Resources Committee for fiscal 2024, and the "Executive Compensation" section of this proxy statement.
At the 2024 Annual Meeting of Shareholders held on March 19, 2024, over 91% of the votes cast by our shareholders were in favor of our say-on-pay vote. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation.
Our Pay Philosophy
Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers, including our NEOs, that will enable us to execute our strategic priorities, perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program include: (i) aligning the interests of our executives with those of our shareholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance; and (ii) providing competitive compensation opportunities targeted at the market 50th percentile for both individual elements of compensation and total direct compensation at target levels of financial performance, which we believe allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure. The "Compensation Discussion and Analysis" and "Executive Compensation" sections describe our executive compensation program and the executive compensation decisions made by the Compensation & Human Resources Committee for fiscal 2024 in more detail.
Best Practices
•A substantial portion of total executive compensation is linked directly to performance.
•All incentive compensation is subject to a clawback policy.
•Our CEO and other executive officers do not have employment or severance agreements or arrangements, except as provided for in our change-in-control severance compensation policy, or CIC policy.
•We do not provide tax “gross-up” payments under our CIC policy or in connection with any annual or long-term compensation, benefits or perquisites provided to our executive officers.
•Our executive officers receive only modest perquisites.
•We maintain stock ownership guidelines for our executive officers.
•Our insider trading policy prohibits executive officers and directors from purchasing TTC securities on margin, borrowing against any account in which TTC securities are held, hedging, or pledging TTC securities as collateral for a loan.
•We have an independent Compensation & Human Resources Committee.
•We utilize an independent external compensation consultant.
We believe that our executive compensation objectives and core principles have resulted in an executive compensation program and related decisions that have appropriately incentivized the achievement of financial goals and produced financial results that have benefited our Company and our shareholders and are expected to drive long-term shareholder value.

Proposed Resolution
Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:
RESOLVED, That our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the "Compensation Discussion and Analysis," the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.
Shareholders are not voting to approve or disapprove the Board's recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our NEOs, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.
Next Say-on-Pay Vote
Consistent with the results of the advisory vote on the frequency of the say-on-pay vote held at the 2023 Annual Meeting of Shareholders, our Board of Directors has determined that we will conduct a say-on-pay vote on an annual basis. Accordingly, the next say-on-pay vote will occur at our 2026 Annual Meeting of Shareholders.

The Board of Directors Recommends a Vote FOR Approval, on an Advisory Basis, of our Executive Compensation, or Say-On-Pay Vote.	☑

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) section discusses our executive compensation programs and plans for the following executive officers of TTC who are named in the Summary Compensation Table and to whom we refer to as our Named Executive Officers (NEOs).

Richard M. Olson Chairman of the Board, President and Chief Executive Officer	Angela C. Drake Vice President and Chief Financial Officer

Kevin N. Carpenter Vice President, Global Operations and Integrated Supply Chain	Amy E. Dahl Vice President, International	Joanna M. Totsky Vice President, General Counsel and Corporate Secretary
This CD&A should be read together with the related tables and disclosures that follow and our advisory vote on executive compensation, which can be found under "Proposal Three—Advisory Approval of our Executive Compensation.

Executive Summary: Fiscal 2024 Compensation Actions and Outcomes
One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executive officers, including our NEOs, with those of our shareholders and by emphasizing pay for performance in our compensation programs. Fiscal 2024 compensation actions and incentive plan outcomes based on our performance are summarized below:

Pay Element	Fiscal 2024 Actions
Base Salary
•Our Chairman and CEO received a base salary increase of 3.9%.
•Our other NEOs received a base salary increase ranging from 4.0% to 4.1% with the exception of Mr. Carpenter, who received a base salary increase of 7.3% to increase his competitive market positioning.

Annual Cash Incentive
•Target annual cash incentive opportunities were established for each of our NEOs, representing 130% of base salary for our Chairman and CEO and ranging from 65% to 70% of base salary for our other NEOs.
•Corporate performance measures, weightings and goals were established for all of our NEOs. The corporate performance measures and weightings, which remained unchanged from the prior fiscal year were as follows:

Corporate Performance Measures	Weighting
Adjusted diluted EPS*	50%
Revenue growth	25%
Working capital as a percent of sales	25%
•Actual corporate performance was between threshold and target for adjusted diluted EPS and below threshold for revenue growth and working capital as a percent of sales, resulting in a corporate payout percentage of 39.6% of target.

•Divisional performance measures, weightings and goals were established for Ms. Dahl, who serves as our Vice President, International. The international division performance measures and weightings were as follows:

Divisional Performance Measures	Weighting
Controllable profit contribution*	50%
Revenue growth	25%
Days inventory outstanding	25%
•Actual performance for the international division was between target and maximum for controllable profit contribution and between threshold and target for revenue growth and days inventory outstanding, resulting in a divisional payout percentage of 131.3% of target.

* Non-GAAP financial measure. See fiscal 2024 investor presentation for definition and reconciliation to GAAP financial measure.

Pay Element	Fiscal 2024 Actions
Long-Term Incentives
•All of our NEOs received long-term incentives with 50% of the target value delivered in stock options and 50% delivered in performance share awards.
•The stock options vest in annual installments over three years.
•The performance share awards will vest only upon achievement of corporate performance measures over a three-year performance period and will be paid out in shares of our common stock.
•For the fiscal 2024-2026 performance period, the below performance measures and weightings were established. Payout will be based on performance against the performance goals and determined in December 2026.

Performance Measures	Weighting
Return on invested capital	60%
Cumulative revenue	40%

•For fiscal 2022-2024, the below performance measures and weightings were established.

Performance Measures	Weighting
Cumulative net income, plus after-tax interest	50%
Cumulative revenue	30%
Working capital as a percent of sales	20%

•Actual performance of our fiscal 2022-2024 performance share awards, which excluded the financial impacts of our January 2022 acquisition of Intimidator Group, was between threshold and target for cumulative net income plus after-tax interest and cumulative revenue and below threshold for working capital as a percent of sales, resulting in a payout percentage of 55.3% of target.

Other Compensation Related Actions
•Effective January 16, 2024, our stock ownership guidelines were amended to include holding requirements; additionally, the multiple for the Chairman and CEO was increased from 5x to 6x annual base salary.
•For fiscal 2024, the timing of our equity grants was revised to be the fourth trading day following the filing of our Annual Report on Form 10-K (with the first day being the filing date.

Say-on-Pay Vote
•Our shareholders had the opportunity to vote on an advisory say-on-pay proposal at our 2024 Annual Meeting of Shareholders. Over 91% of votes cast were in favor of the proposal.
•The Compensation & Human Resources Committee believes these results affirmed shareholder support of our approach to executive compensation. As a result, we did not believe it was necessary to, and, therefore, did not, make any significant structural changes to our executive compensation program in response to our say-on-pay vote last year.

Compensation Philosophy
Our guiding compensation philosophy is to maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers who will enable us to execute on our strategic priorities, perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

Align with Shareholder Interests	✓	Our executive compensation program is designed to align the interests of our executive officers with shareholder interests
	✓	At least two-thirds of our executive compensation is tied to TTC performance and the market value of our common stock
	✓	Our stock ownership guidelines strengthen alignment of our executive officers interests with those of our shareholders
Link Pay to Performance	✓	At least two-thirds of our executive compensation is tied to TTC performance
	✓	Our annual cash incentive targets align with our annual financial goals
	✓	Our long-term incentives align with our long-term growth strategy
Provide Competitive Pay	✓	We obtain market data from our independent external consultant
	✓	We typically target pay opportunities within a competitive range of the market 50th percentile

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and philosophy, and benefit our shareholders.

What We Do			What We Don't Do
✓	Structure our executive officer compensation so it is competitive, and a significant portion of pay is at risk	Х	No guaranteed salary increases
✓	Emphasize long-term performance in our equity-based incentive awards	Х	No guaranteed bonuses, except on occasion to new hires
✓	Use a mix of performance measures in our incentive plans	Х	No excessive perquisites
✓	Establish threshold levels of performance and caps on payouts	Х	No individual employment agreements
✓	Maintain a robust clawback policy and provisions	Х	No short sales or derivative transactions in TTC stock, including hedges, or pledging
✓	Have robust stock ownership guidelines and holding requirements for executive officers	Х	No current payment of dividends on unvested awards
✓	Require minimum vesting periods on equity awards	Х	No repricing of stock options
✓	Hold an annual say-on-pay vote	Х	No excise or other tax gross-ups
Pay for Performance and Pay Mix
We seek to motivate executive officers to achieve improved financial performance of our Company through incentive plans that reward better performance with increased incentive payouts and hold executive officers accountable for financial performance that falls below targeted levels by paying reduced or no incentive payouts. Accordingly, a significant portion of the target total direct compensation for our Chairman and CEO and other executive officers is comprised of short- and long-term variable performance-based, or at risk, compensation to directly link their pay to performance. Generally, higher level executive positions have a higher level of pay that is performance-based.
The breakdown of variable, at-risk, pay (broken out between target annual cash incentives and target long-term incentives) compared fixed pay (i.e., annual base salary) for our Chairman and CEO and other NEOs is shown below:

Chairman and CEO Target Total Direct Compensation Mix	All Other Named Executive Officers Target Total Direct Compensation Mix

Elements of Our Executive Compensation Program
During fiscal 2024, our executive compensation program consisted of the following key elements, which are described in the table below and pages that follow, along with the key characteristics of and purpose for, each element and key actions taken during fiscal 2024.

Element	Key Characteristics	Purpose	Key Fiscal 2024 Actions
Base Salary	A fixed amount, paid in cash and reviewed annually and, if appropriate, adjusted.	Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.
Our NEOs received base salary increases on March 1, 2024.
Our Chairman and CEO received a base salary increase of 3.9% and our other NEOs received a base salary increase of 4.0% to 7.3% over their respective fiscal 2023 base salaries.

Annual Cash Incentive	A variable, short-term element of compensation, payable in cash based on achievement of pre-established annual financial goals.	Motivate and reward our executive officers for achievement of annual financial goals intended to drive overall company, division or business and / or operational performance.
At the beginning of fiscal 2024, a target award as a percent of base salary was established at 130% for our Chairman and CEO. Target awards for other NEOs were established between 65% and 70% of base salary.
Corporate performance measures, weightings and goals were established for all of our NEOs. Additionally, divisional performance measures, weightings and goals were established for Ms. Dahl, as Vice President, International.

Long-Term Incentives	A variable, long-term element of compensation, provided in the form of performance share awards (payable based on achievement of three-year cumulative financial goals) and stock options, which vest annually over three years.	Align the interests of our executive officers with our shareholders; encourage focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promote retention of our executive officers; and encourage significant ownership of our common stock.
All of our NEOs were granted performance share awards and stock options.

Additionally, Mr. Carpenter was granted a restricted stock unit award for retention purposes, which vests in full on the third anniversary of the date of grant.

Health and Welfare Benefits	Includes medical and dental insurance, life and disability insurance and certain voluntary benefits.	Provide competitive health and welfare benefits.	No significant changes were made to our health and welfare benefits.
Retirement Plans	Includes a defined contribution retirement plan and certain nonqualified retirement plans.	Provide an opportunity for employees to save and prepare financially for retirement.	No significant changes were made to our retirement plans.
Perquisites	Includes a financial planning allowance, Company products, company-leased automobile, executive physical and certain travel costs for spouses in connection with certain off-site business related meetings in which it is appropriate for a spouse to attend.	Assist in promoting the personal financial security of our executive officers; promote personal use of our products by our executive officers and the attraction, retention and wellbeing of our executive officers.	No significant changes were made to perquisites.

Base Salary
General. We set base salaries for new executive officers at the time of hire and review base salaries for our executive officers on an annual basis to ensure they remain market competitive and reflect the scope and responsibility of their positions. Base salaries for our executive officers are reviewed and discussed at the regular meeting of the Compensation & Human Resources Committee held each December and are effective the following March 1st. We also review base salaries in connection with promotions and otherwise upon a significant change in an executive officer's responsibilities or role.
Discussion and Analysis. We take into consideration the following factors in setting or reviewing base salaries for our executive officers: current base salary; positioning relative to competitive market data; scope and complexity of the position; experience; tenure; historical and current levels of function, division and individual performance; future potential; and internal pay comparisons. Mr. Carpenter received an increase of 7.3% to base salary to improve his market positioning and reflect the scope, scale and complexity of his role.
The fiscal 2024 base salaries of our NEOs and any percent increase over fiscal 2023 base salaries are provided in the table below.

Name	New Base Salary as of March 1, 2024 ($)	Percent Increase Over Previous Base Salary (%)
Mr. Olson	1,190,000	3.9
Ms. Drake	587,500	4.0
Mr. Carpenter	515,000	7.3
Ms. Dahl	553,000	4.1
Ms. Totsky	572,000	4.0

Annual Cash Incentives
General. To help ensure we meet our compensation program objective of linking pay to performance, we provide the opportunity for our executive officers to earn an annual cash incentive, which is designed to motivate attainment and reward accomplishment of annual financial goals.
At the beginning of each fiscal year, during its regular meeting held in December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each executive officer and specific performance measures, weightings, goals and performance adjustment events, if any. For each performance measure, a threshold, target and maximum level of performance is defined, which have corresponding payout percentages. Following the end of the fiscal year, at the Committee's regular meeting held in December, Management presents a summary of, and the Committee certifies, actual performance as compared to the pre-established goals together with a corresponding payout percentage, which is expressed as a percent of target performance.
Target Awards. When determining the target award for each executive officer, the Committee reviews the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentive) for the position in which such executive officer serves. Our objective is that when we achieve target levels of performance for each measure, resulting total cash compensation paid to our executive officers is within a reasonable range of the market 50th percentile. Actual total cash compensation will generally exceed the market 50th percentile if actual performance for each measure exceeds the pre-established target annual financial goals and will generally be less than the market 50th percentile if actual performance for each measure is below the pre-established target annual financial goals. In addition to considering the market data, the Committee also considers experience, tenure, scope and complexity of the executive officer's position, individual contributions and performance, as well as internal pay equity. Actual awards can range from 0% (if threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met for all of the performance measures) and the resulting competitiveness of total cash compensation will also vary accordingly.
Fiscal 2024 Awards. The fiscal 2024 target awards for our NEOs, any change in the target award percentage, the resulting cash incentive award, and actual target total cash compensation are below.

Name	Fiscal 2024 Base Salary Earnings ($)	Fiscal 2024 Award at Target (% of base salary)	Fiscal 2024 Target Award Percentage Change	Fiscal 2024 Target Annual Cash Incentive Award ($)	Fiscal 2024 Target Total Cash Compensation ($)
Mr. Olson	1,174,609	130%	No Change	1,526,992	2,701,601
Ms. Drake	579,813	70%	+5%	405,869	985,682
Mr. Carpenter	503,025	65%	+5%	326,966	829,991
Ms. Dahl	545,477	65%	No Change	354,560	900,036
Ms. Totsky	564,474	65%	No Change	366,908	931,382

We believe the fiscal 2024 target annual cash incentive awards when combined with the annual base salaries are within a reasonable range of the market 50th percentile and that the differentiation of target awards among our NEOs was appropriate given the scope and responsibility of their respective positions. The 5% increases in the target award percentages for Ms. Drake and Mr. Carpenter were intended to bring their target total cash compensation closer to the desired market positioning.
Performance Measures, Weightings and Goals. Each year, the Committee determines performance measures, weightings, goals and performance adjustment events, if any, for the annual cash incentive awards. We believe that in order to motivate our executive officers to achieve annual financial goals, it is important to select performance measures aligned with our annual financial goals, as well as drive shareholder value. Key elements for fiscal 2024 included profitability, revenue growth, and asset efficiency, and, accordingly, the corporate performance measures for fiscal 2024 and their weightings were intended to support these key elements.
The corporate performance measures and weightings for fiscal 2024 were the same as last fiscal year and were as follows:

Corporate Performance Measures
Adjusted diluted EPS*	50%
Corporate revenue growth	25%
Corporate working capital as a percent of sales	25%
* Non-GAAP financial measure. See fiscal 2024 investor presentation for definition and reconciliation to GAAP financial measure.
At its meeting in December 2023, the Committee's first meeting of fiscal 2024, threshold, target and maximum goals were established by the Committee for each corporate performance measure. Target levels of performance were established based on our annual financial goals, which takes into account our prior fiscal year actual financial results, our competitive situation and the general outlook for our business for fiscal 2024. Similarly, threshold and maximum performance goals are established that consider internal and external factors. As in past years, the adjusted diluted EPS threshold goal, which was set at 80% of plan, must have been met in order for there to be any payout for corporate participants.
Although the Committee established the following specific adjustment events for determining corporate performance payouts, none of these adjustment events occurred so no adjustments were made for fiscal 2024 payouts.
•If the first-year projected revenue was anticipated to be greater than $10 million, then the impact of the acquisition would be excluded, unless such impact was included in the fiscal 2024 goals. If the first-year projected revenue was anticipated to be less than $10 million, then the impact would be included in the payout calculation.
•In addition, any externally driven changes in accounting principles and standards were to be excluded if the cumulative net impact on the payout of all such accounting adjustments affected the award payout by more than 2%.
Performance Measures and Goals. Our executive officers with all corporate responsibilities, which includes all of our NEOs other than Ms. Dahl, had 100% of their annual cash incentive tied to corporate performance to encourage an enterprise-wide performance perspective. Due to her role as Vice President, International, Ms. Dahl's annual cash incentive was tied 50% to corporate performance and 50% to performance of the international division.

The fiscal 2024 corporate performance measures, weightings, goals and actual performance levels are reflected in the table below.

Corporate: Fiscal 2024 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% adjusted diluted EPS	$3.58	$4.48	$4.93	$4.17 (between threshold and target)
25% corporate revenue growth	2.1%	5.1%	8.1%	0.7% (below threshold)
25% corporate working capital as a percent of sales	24.75%	22.50%	20.25%	25.90% (below threshold)
Corporate performance payout				39.6% of target
The international division performance measures, weightings, goals and actual performance applicable to Ms. Dahl are reflected in the table below.

International Division: Fiscal 2024 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% controllable profit contribution	$96,853	$121,066	$133,173	$129,280 (between target and maximum)
25% revenue growth	1.0%	6.0%	11.0%	5.9% (between threshold and target)
25% days inventory outstanding	166.33	151.21	136.09	153.70 (between threshold and target)
International division performance payout				131.3% of target

Discussion and Analysis. For NEOs with their annual cash incentive awards tied to solely corporate performance, their annual cash incentive award payouts were at 39.6% of target, resulting in actual total cash compensation falling below target. Applying this payout to their individual target awards, this translated to payouts of fiscal year base salaries of approximately 52% for Mr. Olson and approximately 25% to 28% for the other NEOs. For Ms. Dahl, whose annual cash incentive award was tied 50% to corporate performance (39.6% payout) and 50% to international division performance (131.3% payout), her payout was at 85.4% of target, representing a payout of 56% of her fiscal year base salary.
Actual Cash Compensation Discussion and Analysis. Fiscal 2024 actual total cash compensation (which represents the sum of actual fiscal 2024 base salary earnings and actual fiscal 2024 total annual cash incentive award payout) is reflected in the table below.

Name	Fiscal 2024 Base Salary Earnings ($)	Fiscal 2024 Total Annual Cash Incentive Award Payout ($)	Fiscal 2024 Total Cash Compensation ($)
Mr. Olson	1,174,609	604,994	1,779,603
Ms. Drake	579,813	160,805	740,618
Mr. Carpenter	503,025	129,544	632,569
Ms. Dahl	545,477	302,954	848,431
Ms. Totsky	564,474	145,369	709,843
Long-Term Incentives
General. We believe our use of long-term incentives tied to our common stock, along with our stock ownership guidelines, align the interests of our executive officers with the interest of our shareholders. Therefore, we provide the opportunity for our executive officers to earn market competitive long-term incentives in the form of annual stock options and performance share awards. In determining the size of these long-term incentive awards for each executive officer, we consider market data, the scope and complexity of the executive's position, experience, tenure, internal pay comparisons, function, division, and individual performance and historical targeted grant levels.

Generally, one-half of the long-term incentive value is delivered in the form of stock options and one-half is delivered in the form of performance share awards, both of which are approved by the Compensation & Human Resources Committee at its regular meeting held in December. We believe this equity mix strikes the appropriate balance between rewarding achievement of Company specific performance measures and delivering long-term incentive value based on stock price appreciation. Actual value realized from our long-term incentive awards may vary from the market 50th percentile based on the price of our common stock and performance against the three-year cumulative financial goals for the performance share awards. In addition to stock options and performance share awards, we occasionally use restricted stock unit awards in connection with the hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes.
Stock Options. As the Committee's meeting is generally held before the announcement of our financial results for the recently completed fiscal year, annual stock options for fiscal 2024 were granted on the fourth trading day following the filing of our Annual Report on Form 10-K (with the first day being the filing date), and have a per share exercise price equal to the closing price of our common stock on the grant date.
We believe our stock options are performance based - if we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and executive officer resulting total compensation. If shareholder value is not delivered and our stock price does not increase, the options will have no value.
To determine the number of annual stock options to award our executive officers, we start with a total target value of options and divide that value by the expected value of an option, using a Black-Scholes option pricing method. Our annual stock options vest in annual equal installments over three years, which three-year schedule is consistent with the three-year performance period for our performance share awards. We believe the three-year period for our long-term incentive awards provides retention value and focuses our executive officers on attainment of long-term performance.
Occasionally the Committee will grant stock options for use in certain situations, including hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes. Vesting for these options is generally time-based.
Performance Share Awards. Performance share awards are granted each year at the December Committee meeting and then paid out in shares of our common stock following completion of a three-year performance period if certain performance goals are achieved as determined by the Committee. The Committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the entire three-year performance period, as well as thresholds and maximums. Factors the Committee considers when establishing the performance goals for the three-year period include our prior fiscal year actual financial business results, our longer-term strategic plan outlook, including our projections for performance for years two and three of the three-year award term, and of our competitive situation and outlook. At the end of the three-year performance period, Management presents a summary of, and the Committee certifies, performance against the performance goals, including the applicability of any adjustment events, and a corresponding payout, which is expressed as a percent of target. Actual payouts can range from 0% (if the threshold performance levels are not met) to 200% of the target award (if maximum performance levels are met).
To determine the number of target performance share awards to be granted to our executive officers, we start with a total target value of performance share awards to be delivered. That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The expected value per share is equal to the average closing price of our common stock over the last three months of the prior fiscal year to help smooth out any price volatility in our common stock.
Restricted Stock Unit Awards. Occasionally, the Committee will grant restricted stock unit awards for use in certain situations, including hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes. Vesting may be either performance-based or time-based.
Fiscal 2024 Grants. The number of stock options and performance share awards granted to our NEOs for fiscal 2024 can be found in the "Grants of Plan-Based Awards for Fiscal 2024" table.
Additionally, we granted a restricted stock unit award to Mr. Carpenter for retention purposes. Mr. Carpenter's restricted stock unit award will fully vest at the end of three years. Details regarding this grant can be found in the "Grants of Plan-Based Awards for Fiscal 2024" table and the grant date fair value of this award can also be found in the Summary Compensation Table.
Performance Measures for the Performance Period Beginning in Fiscal 2024. For the fiscal 2024 to fiscal 2026 performance share awards, the following corporate performance measures and weightings were established for all of our executive officers:

Performance Measures	Weighting
Return on invested capital	60%
Corporate revenue	40%
The Committee decided to maintain the focus on profitability, revenue and asset efficiency through the use of a new performance measure for fiscal 2024 to fiscal 2026 in addition to revenue. Therefore, return on invested capital (which incorporates profitability and asset efficiency) replaced both net income plus after tax interest and working capital as performance measures in the performance share awards. The final performance measures and weightings were determined based on several discussions between Management and the Committee and based on a review of marketplace best practices provided by Willis Towers Watson.
At its meeting in December 2023, threshold, target and maximum goals were established for the fiscal 2024 to fiscal 2026 performance share awards. The specific performance goals for the three-year award period are maintained by us as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as such cumulative corporate goals and results are not publicly disclosed and are competitively sensitive. For each performance measure, the target goal reflects the cumulative three-year financial plan set at the corporate level. Based on historical performance, the Committee believes the attainment of target performance levels, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. Maximum goals represent the performances at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. Maximum goals represent levels of performance at which the Committee determined a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established are more aggressive goals.
Adjustment Events. In addition to approving performance measures, goals and weightings, the Committee also established specific corporate adjustment events for determining payouts under the fiscal 2024 to fiscal 2026 performance share awards, including the following:

Adjustment Event	Size	Impact Effect
Acquisitions (as determined by projected first 12 months of revenue)	Acquisition is ≥ $50 million	Excluded
	Acquisition is < $10 million	Included
	Acquisition is between $10 million and $50 million	Included, if transaction closes in first year of performance period Excluded, if transaction closes in second or third year of performance period
Change in Accounting Principles or Standards	Cumulative net impact on the payout of all accounting adjustments is > 2%	Excluded
Performance Measures for the Performance Period Ending in Fiscal 2024. The performance share awards that were granted in fiscal 2022 for the fiscal 2022 to fiscal 2024 performance period were approved for payout upon the Committee's certification of performance against the goals and impact of any predefined adjustment events at its meeting on December 10, 2024. Pursuant to the predefined adjustment events, all financial impacts related to our acquisition of Intimidator Group in January 2022 were excluded from the payout calculation. The payout for our fiscal 2022 to fiscal 2024 performance share awards was 55.3% of target.
The table below outlines the corporate performance measures and weightings, as well as threshold, target and maximum goals that were established by the Committee at the beginning of fiscal 2022, along with actual levels of performance when factoring in adjustment events, for the fiscal 2022 to fiscal 2024 performance share awards.

Fiscal 2022 to Fiscal 2024 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)	$1,266,348	$1,582,935	$1,899,522	$1,497,214 (between threshold and target)
30% cumulative corporate revenue (in thousands)	$13,192,703	$14,224,049	$14,781,800	$13,275,564 (between threshold and target)
20% corporate working capital as a % of sales	14.11%	12.82%	11.54%	25.90% (below threshold)
Fiscal 2022 to fiscal 2024 performance share award payout				55.3% of target
Discussion and Analysis. In applying the actual performance when factoring in the defined adjustment events against the weightings of the performance measures, the fiscal 2022 to fiscal 2024 payout was 55.3% of target.
Target Total Direct Compensation. When analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the market 50th percentile when establishing base salary levels, target annual cash incentive awards and long-term incentive awards. Actual value realized from long-term incentives is dependent on actual payout of performance share awards at the end of the three-year term, which is dependent on actual cumulative performance against established performance goals and the stock price at the time of exercise for stock option grants. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized.
Additionally, grant date fair value of long-term incentive awards as reflected in the Summary Compensation Table can vary significantly from the target long-term incentive value we use to calculate the number of performance share awards and stock options to grant. This is because the grant date fair value is determined based on the value of our common stock on the grant date of the awards; whereas, we use a three-month average closing price of our common stock to convert the target long-term incentive values into the number of performance share awards and stock options to grant.
We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants. The fiscal 2024 target total direct compensation (sum of actual base salary, target annual cash incentive and target value of equity awards), for our NEOs is in the table below.

Name	Fiscal 2024 Target Total Direct Compensation ($)
Mr. Olson	8,537,000
Ms. Drake	2,348,750
Mr. Carpenter	1,499,750
Ms. Dahl	1,732,450
Ms. Totsky	1,743,800
Benefits and All Other Compensation
Retirement Benefits. We believe that it is important to allow our employees, including our executive officers, the opportunity to save for retirement through our Retirement Plan, which is our defined contribution plan. The majority of our U.S.-based employees participate in the Retirement Plan and certain of our subsidiaries participate in different retirement plans. For 2024, the Retirement Plan included a 401(k) plan with a Company match and an investment fund contribution that can be made at the discretion of the Company. Company contributions for fiscal 2024 to our Retirement Plan on behalf of our NEOs can be found under "All Other Compensation for Fiscal 2024."
To help ensure our executive officers' ability to provide financial security and save for retirement, we maintain three nonqualified deferred compensation plans, which include: The Toro Company Deferred Compensation Plan, or Deferred Plan, The Toro Company Deferred Compensation Plan for Officers, or the Deferred Plan for Officers and The Toro Company Supplemental Benefit Plan, or Supplemental Benefit Plan. These plans, which are unsecured and unfunded, are described under "Nonqualified Deferred Compensation for Fiscal 2024."

Perquisites. The limited perquisites provided during fiscal 2024 to our executive officers are described in "All Other Compensation for Fiscal 2024." We believe these perquisites are an important part of our overall compensation package and help us attract, retain and reward top executive talent. Specifically, we believe that these perquisites assist in promoting the financial security and health of our executive officers and encourage the use and promotion of our products.
Relocation Benefits. We maintain a standard, market competitive relocation policy, which provides for reimbursement of and payments for certain relocation expenses. During fiscal 2024 and 2023, Ms. Totsky was reimbursed for certain relocation expenses, as included within the "All Other Compensation" column of the Summary Compensation Table and quantified in the related footnote to that column. Certain of these relocation expenses are deemed to be taxable income to the recipient; therefore, pursuant to our relocation policy, a supplemental tax "gross up" was provided to Ms. Totsky to help offset the incremental tax impact.
Charitable Giving. We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and his/her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.
Employment, Severance and Change in Control Arrangements
None of our executive officers have any employment or severance agreements or arrangements other than as provided for in our Change-in-Control (CIC) policy and other than certain change in control provisions in our equity plans. Accordingly, our executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company as described under "Potential Payments Upon Termination or Change in Control." Each executive officer is a party to our standard confidentiality, invention and non-compete agreement.
We believe our CIC policy and other change in control arrangements are important because they provide retention incentives and additional monetary motivation to complete a transaction that the Board believes is in the best interests of our Company and shareholders. We believe it is in the best interests of our Company and our shareholders to assure that we will have the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change in control. We also believe it is imperative to diminish any distraction of our executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened change in control of the Company.
Our CIC policy incorporates a "double trigger" mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer's employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. Our CIC policy does not provide a "gross-up" for 280G excise taxes and, as a condition to the payment of any severance payment, the executive officer must execute a release of claims against us.
In addition to our CIC policy, we also have change in control provisions in our 2022 Plan and prior equity plans and individual award agreements that apply to our executives, as well as other employees, that provide for immediate vesting acceleration upon a change in control. More information regarding these provisions is also provided under "Potential Payments Upon Termination or Change in Control—Change in Control." Because the immediate vesting of stock options, restricted stock units and certain other awards is triggered by the change in control itself, and is not dependent upon a termination of employment within a certain protection period, these acceleration provisions are known as a "single trigger" change in control arrangements. We believe these "single trigger" change in control arrangements for equity awards granted provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our Board believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested options or other awards held by the executive would terminate.
The Committee reviews our change of control arrangements periodically to ensure that they remain appropriate.

Named Executive Officers Stock Ownership Guidelines
We maintain stock ownership guidelines to align the interests of our NEOs with those of our shareholders. Effective January 16, 2024, our stock ownership guidelines were amended to require that executive officers hold a number of shares as shown in the table below until the guideline multiple is met. Our previous guidelines did not have a holding requirement, but required executive officers to reach the specified number of shares within five years of the date of hire or promotion. In addition, the multiple for the Chairman and CEO was increased from 5x to 6x.

Stock Ownership Guidelines
Chairman and CEO	Other Executive Officers
6x annual base salary	3x annual base salary
Anti-Hedging and Anti-Pledging
Our insider trading policy prohibits officers and directors from engaging in hedging or pledging of our securities, as described in more detail in "Executive Compensation—Anti-Hedging and Anti-Pledging Policies."
Tax Considerations
Code Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each "covered employee," which includes our NEOs and certain other former NEOs. Compensation paid to our NEOs over this limit is nondeductible. While the Compensation & Human Resources Committee considers tax deductibility as one of many factors in determining executive compensation, we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company even though amounts in excess of the Code Section 162(m) limit are not deductible.
Risk Assessment
We determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth, profitability and asset efficiency strategies and goals that emphasize shareholder value creation. In reaching such determination, we noted that: (i) base salaries for all office salaried employees are targeted within a competitive range of the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of their total compensation; (ii) incentive or variable compensation awarded to our executive officers, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders; and (iii) caps on performance-based awards are used.
Clawback Policy and Provisions
We maintain a robust clawback policy that not only conforms with the NYSE clawback rules that require clawback of erroneously awarded compensation as mandated under the Dodd-Frank Wall Street Reform and Protection Act but also provides for the discretionary clawback of compensation if an executive engages in egregious conduct that is substantially detrimental to the Company.
Our 2022 Plan, prior equity plan and the related award agreements contain a clawback provision which provides that if, within one year after the termination of employment the participant is employed or retained by or renders services to a competitor, violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of our Company, all rights of such participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Committee may require the executive to surrender and return to our Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant during the period beginning one year prior to the participant's termination of employment or other service with our Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under such plan.
Competitive Considerations and Use of Market Data
Since one of the objectives of our executive compensation program is to provide market competitive compensation opportunities, the Committee uses market data provided by Willis Towers Watson to help evaluate and make compensation decisions. Market data, which is size-adjusted, is provided by Willis Towers Watson through its executive compensation database, which includes roughly 500 participating companies. We believe that the market for our executive officer talent is not limited to the manufacturing industry; therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry for executive compensation purposes. The market data provided by Willis Towers Watson was in aggregate form and, therefore, individual data for participating companies in the survey was not considered when determining executive officer compensation in total or for any individual officer or element.
We typically target pay opportunities within a competitive range of the market 50th percentile for each element of compensation and in total; however, variance around the market 50th percentile is dependent on a number of factors, including an executive's level of professional experience, the executive's duties and responsibilities, individual performance, future potential, tenure in the position, corporate and/or division performance, as applicable, internal pay comparisons, and outside market factors, including general economic and labor conditions.
How We Make Compensation Decisions
There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our established compensation philosophy. The Committee, its independent external compensation consultant, and Management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities.

Responsible Party	Roles and Responsibilities
Compensation & Human Resources Committee (Comprised solely of independent directors and reports to the Board of Directors)
•Oversees all aspects of our executive compensation program.
•Annually reviews and approves our corporate goals and objectives relevant to Chairman and CEO compensation.
•Evaluates Chairman and CEO's performance in light of such goals and objectives, and determines and approves his compensation based on this evaluation, subject to ratification by the Board of Directors.
•Reviews and approves all executive officer compensation, including base salary, annual cash incentive awards, long-term incentive awards and their payouts.
•Oversees our equity and incentive compensation plans and reviews and approves equity awards and executive incentive payouts.
•Ensures our incentive compensation arrangements are reviewed to confirm they do not encourage unnecessary risk-taking.
•Evaluates market competitiveness reviews of each executive officer's compensation (in total and by each individual element).
•Evaluates proposed changes to our executive compensation program.
•Has sole authority to hire consultants, approve their fees and determine the nature and scope of their work.

Independent External Compensation Consultant (Willis Towers Watson) (Independent under NYSE listing standards and reports to the Compensation & Human Resources Committee)
•Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.
•Reviews total compensation strategy and pay levels for executives.
•Examines our executive compensation program to ensure that each element supports our business strategy.
•Assists in gathering competitive market data.
•Provides advice with respect to our incentive plans, performance measures and equity compensation mix.
•Periodically assesses risk as it related to our incentive plans.
•Reviews structure and competitiveness of our non-employee director compensation program.
•Regularly attends Compensation & Human Resources Committee meetings.

Management (Chairman and CEO, Vice President, Human Resources and Managing Director, Total Rewards and Employee Services)
•Provides compensation information to Compensation & Human Resources Committee and external compensation consultant to assist them in making and recommending compensation.
•Confers with the Compensation & Human Resources Committee and external compensation consultant concerning design and development of compensation and benefit plans.
•Provides analysis and recommendations on executive officer compensation to the Compensation & Human Resources Committee.
•Reviews performance of executive officers.
•Provides no input or recommendations with respect to their own compensation.

Compensation & Human Resources Committee Report
The Compensation & Human Resources Committee has reviewed and discussed the foregoing "Compensation Discussion and Analysis" with Management and, based on such review and discussions, recommended to the Board that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 31, 2024.
Compensation & Human Resources Committee:
James C. O'Rourke (Chair)
Eric P. Hansotia
D. Christian Koch
Joyce A. Mullen

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to individuals who served as our principal executive officer and principal financial officer during fiscal 2024, and the other three most highly compensated executive officers during fiscal 2024.We collectively refer to these as our “named executive officers,” or NEOs.

Amounts in this Summary Compensation Table are not reduced to reflect any elections to defer receipt of base salary, annual cash incentive award payouts or performance share award payouts. Elections to defer these forms of compensation are described in more detail under “Nonqualified Deferred Compensation for Fiscal 2024.” Earnings on nonqualified deferred compensation are not on a basis that is considered to be above-market or preferential. The “Compensation Discussion and Analysis” provides additional information about compensation paid to our NEOs.

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	All Other Compensation[6] ($)	Total ($)
Richard M. Olson, Chairman of the Board, President and Chief Executive Officer	2024	1,174,609	0	3,207,120	3,162,586	604,994	129,130	8,278,439
	2023	1,129,958	0	3,599,694	3,692,052	425,260	178,847	9,025,811
	2022	1,086,778	0	2,489,773	2,507,118	974,698	253,586	7,311,953
Angela C. Drake, Vice President, and Chief Financial Officer[7]	2024	579,813	0	747,000	736,792	160,805	68,113	2,292,523
	2023	510,777	0	1,063,014	223,146	91,957	75,810	1,964,704
Kevin N. Carpenter, Vice President, Global Operations and Integrated Supply Chain	2024	503,025	0	1,008,508	355,908	129,544	77,056	2,074,041
	2023	473,313	0	325,206	334,719	61,661	39,700	1,234,599
	2022	422,858	450,000	1,986,129	236,694	170,823	114,754	3,381,258
Amy E. Dahl, Vice President, International	2024	545,477	0	458,160	446,446	302,954	89,672	1,842,709
	2023	523,981	0	504,630	520,674	135,656	100,348	1,785,289
	2022	503,397	0	383,799	388,362	225,741	115,530	1,616,829
Joanna M. Totsky, Vice President, General Counsel and Corporate Secretary[7]	2024	564,474	0	438,240	437,080	145,369	77,243	1,662,406
	2023	200,967	150,000	1,349,913	0	37,817	119,245	1,857,942

1.Amounts reflect actual salary earnings throughout the fiscal year.
2.We generally do not pay discretionary bonuses or bonuses that are subjectively determined; we did not pay any such bonuses to any of our NEOs in any of the last three most recently completed fiscal years, other than a sign-on bonus to Ms. Totsky as part of her employment offer and upon commencement of her employment with us in fiscal 2023 and a sign-on bonus to Mr. Carpenter as part of his employment offer and upon commencement of his employment with us in fiscal 2022. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the Non-Equity Incentive Plan Compensation column.
3.Amounts reported for fiscal 2024 represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the fiscal 2024 to fiscal 2026 performance period assuming target levels of performance. The amount reported for Mr. Carpenter also includes the grant date fair value of a restricted stock unit award granted to him for retention purposes. Amounts reported for fiscal 2024 are set forth in the Grants of Plan-Based Awards for Fiscal 2024 table in the Grant Date Fair Value of Stock and Option Awards column. Provided below is the fiscal 2024 grant date fair value of performance share awards for the fiscal 2024 to fiscal 2026 performance period assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the Maximum column of the Estimated Future Payouts Under Equity Incentive Plan Awards section of the Grants of Plan-Based Awards for Fiscal 2024 table and the closing price of our common stock on December 26, 2023, the grant date, of $99.60.

Name	Grant Date Fair Value at Maximum Levels of Performance ($)
Mr. Olson	6,414,240
Ms. Drake	1,494,000
Mr. Carpenter	717,120
Ms. Dahl	916,320
Ms. Totsky	876,480
4.Amounts reported represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black-Scholes Value
12/26/2023	3.91%	6.7 years	26.50%	1.13%	$31.22
12/22/2022	3.77%	6.6 years	24.94%	0.94%	$33.81
12/16/2021	1.31%	6.4 years	23.75%	0.93%	$22.98
5.Amounts reported represent annual cash incentive awards earned for each fiscal year, but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid based on performance against financial performance goals.
6.Amounts for fiscal 2024 are set forth below under All Other Compensation for Fiscal 2024.
7.Ms. Drake became a named executive officer in fiscal 2023 and Ms. Totsky joined the Company in June 2023; therefore, their information is provided for fiscal 2024 and 2023 only.

All Other Compensation for Fiscal 2024
All other compensation for fiscal 2024 includes the compensation components described below.

Element	Description
Retirement Benefits	Under our Retirement Plan in calendar year 2024, we matched one dollar for each employee dollar contribution, up to an employee maximum of 4%. Additionally, the Company may make a discretionary investment fund contribution. Employees are eligible to participate in the plan after 30 days of service. For employees whose compensation exceeds the IRS limit, we also provide a contribution into our nonqualified deferred compensation plans, the Supplemental Benefit Plan or the Deferred Plan, as applicable. Our nonqualified deferred compensation plans are described under Nonqualified Deferred Compensation for Fiscal 2024.
Perquisites
We provide our executive officers with modest perquisites, including:
•Company-leased automobile--We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile up to certain thresholds.
•Financial planning-We encourage our executive officers to receive professional advice regarding their financial, tax and estate planning needs. Therefore, we pay up to a maximum defined amount for each of our executive officers to cover tax planning, tax return preparation, financial counseling and estate planning.
•Annual executive physical--To help ensure the health of our executive officers, we generally pay up to a certain amount for approved physical exam expenses not covered by the executive officer's health insurance.
•Company products--To enable our executive officers the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products and related accessories for personal use at no cost; provided, however, that executive officers are responsible for applicable taxes attributable to the value of such products. The value is generally deemed to be our distributor net price or its equivalent, which is the price at which products are available to employees for purchase.
•Travel expenses--During fiscal 2024, we paid certain travel costs for spouses of our executive officers in connection with certain off-site, business-related meetings in which it was appropriate for a spouse to attend.

Charitable Giving	We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.
Relocation Benefits	We maintain a standard, market competitive relocation policy. Relocation expenses reimbursed and/or paid typically include: shipment of household goods, automobile shipment, home finding trip, temporary living, destination home purchase assistance, and a "gross-up" to help offset the tax impact of these expenses that are reimbursed and/or paid.
Specific amounts included in the fiscal 2024 "All Other Compensation" column of the Summary Compensation Table are in the table below.

Name	Retirement Plan Contributions[1] ($)	Nonqualified Plan Contributions[2] ($)	Charitable Giving[3] ($)	Perquisites[4] ($)	Relocation Benefits[5] ($)
Mr. Olson	20,544	92,612	0	15,974	0	129,130
Ms. Drake	20,544	23,898	1,500	22,171	0	68,113
Mr. Carpenter	20,544	18,115	0	38,397	0	77,056
Ms. Dahl	20,544	30,334	3,000	35,794	0	89,672
Ms. Totsky	19,190	18,411	0	39,402	239	77,242

1.Amounts reported represent Company matching contributions and a discretionary investment fund contribution.
2.Amounts reported represent Company contributions to the Supplemental Benefit Plan.
3.Amounts reported represent matching contributions for charitable donations made by our executive officers.
4.Amounts reported represent Company paid amounts for automobile lease plus reportable income for personal use of the automobile; Company paid amounts for financial planning expenses and executive physical expenses; value of Company products received for personal use; and incremental travel costs paid by the Company for spouses of our executive officers in connection with certain off-site, business-related travel.
5.Amount reported represents company-paid relocation expenses.
Grants of Plan-Based Awards for Fiscal 2024
During fiscal 2024, plan-based awards granted to our NEOs included annual cash incentive awards, performance share awards, stock options awards, and in the case of one of our NEOs, restricted stock unit awards. The following table summarizes all plan-based awards granted to our NEOs during fiscal 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units[3] (#)	Options[4] (#)	Awards[5] ($/Sh)	Awards[6] ($)
Richard M. Olson
Annual Cash Incentive			610,797	1,526,992	3,053,983
Performance Shares	12/26/23	12/12/23				12,880	32,200	64,400				3,207,120
Stock Options	12/26/23	12/12/23								101,300	99.60	3,162,586
Angela C. Drake
Annual Cash Incentive			162,348	405,869	811,738
Performance Shares	12/26/23	12/12/23				3,000	7,500	15,000				747,000
Stock Options	12/26/23	12/12/23								23,600	99.60	736,792
Kevin N. Carpenter
Annual Cash Incentive			130,787	326,966	653,933
Performance Shares	12/26/23	12/12/23				1,440	3,600	7,200				358,560
Stock Options	12/26/23	12/12/23								11,400	99.60	355,908
Restricted Stock Units	01/23/24	12/12/23							6,935		93.72	649,948
Amy E. Dahl
Annual Cash Incentive			141,824	354,560	709,120
Performance Shares	12/26/23	12/12/23				1,840	4,600	9,200				458,160
Stock Options	12/26/23	12/12/23								14,300	99.60	446,446
Joanna M. Totsky
Annual Cash Incentive			146,763	366,908	733,816
Performance Shares	12/26/23	12/12/23				1,760	4,400	8,800				438,240
Stock Options	12/26/23	12/12/23								14,000	99.60	437,080

1.Amounts reported represent the range of payouts of annual cash incentive awards for fiscal 2024. Actual payout amounts for fiscal 2024 are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
2.Amounts reported represent the range of performance share award payouts for the fiscal 2024 to fiscal 2026 performance period. Information regarding the performance share awards is set forth within the Compensation Discussion and Analysis under Long-Term Incentives—Performance Share Awards.
3.Amount reported represents a restricted stock unit award granted for retention purposes.
4.Amounts reported represent stock options granted during fiscal 2024, all of which were granted on December 26, 2023, have a ten-year term and vest in three equal installments on each of the first, second and third year anniversaries of the grant date.
5.Amounts reported represent the exercise price of stock options granted during fiscal 2024, which equals the closing price of our common stock on December 26, 2023, of $90.60.
6.Amounts reported represent the grant date fair value of performance share awards at target granted for the fiscal 2024 to fiscal 2026 performance period and option awards for all NEOs, each as computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance share awards is based on the closing price of our common stock on December 26, 2023, the grant date, of $99.60. These amounts are also set forth in the Summary Compensation Table in the Stock Awards column. The grant date fair value of the option awards is based on a Black-Scholes model valuation of $31.22 on the December 26, 2023 grant date. The grant date fair value of the restricted stock unit award granted to Mr. Carpenter is based on the closing price of our common stock on January 23, 2024, the grant date, of $93.72. These amounts are also set forth in the Summary Compensation Table in the Stock Awards column. The specific assumptions used in the valuation of the options are included in footnote 4 to the Summary Compensation Table. The option amounts are also set forth in the Summary Compensation Table in the Option Awards column.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on stock option grant dates. In addition, it is our policy to not grant stock options or similar awards during periods in which there is material nonpublic information about our company, including (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. With respect to our annual equity grants, the Compensation & Human Resources Committee typically approves such grants at its regular meeting held in December of each year. If the Committee’s meeting is held before the filing of our annual report on Form 10-K for the recently completed fiscal year, then such equity grants will typically be granted effective as of the fourth trading day following the filing of our annual report on Form 10-K for such recently completed fiscal year (with the first day being the filing date), and any options granted will have a per share exercise price equal to the closing price of our common stock on the grant date. Although the Committee may decide, in its sole discretion, to deviate from this equity grant timing depending upon facts and circumstances (i.e., a pending material business development), we did not deviate from this timing during fiscal 2024 or time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Outstanding Equity Awards at Fiscal Year-End for 2024
The following table summarizes all outstanding equity awards previously granted to our NEOs that were outstanding on October 31, 2024, the last day of fiscal 2024. Specifically, it reflects exercisable and unexercisable stock options, unvested restricted stock unit awards and unvested performance share awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[5] ($)
Richard M. Olson
Stock Options	44,400	0	38.8200	12/04/2025
	119,400	0	56.5400	12/09/2026
	102,400	0	65.9300	12/08/2027
	137,100	0	58.5300	12/07/2028
	152,900	0	76.5300	12/19/2029
	134,300	0	93.3300	12/17/2030
	72,733	36,367	99.3400	12/16/2031
	36,400	72,800	111.1500	12/22/2032
	0	101,300	99.6000	12/26/2033
F23-F25 Performance Shares							12,840	1,033,363
F24-F26 Performance Shares							12,880	1,036,582
Angela C. Drake
Stock Options	1,634	0	76.5300	12/19/2029
	7,500	0	93.3300	12/17/2030
	3,800	1,900	99.3400	12/16/2031
	2,200	4,400	111.1500	12/22/2032
	0	23,600	99.6000	12/26/2033
Restricted Stock Units					5,327	428,686
F23-F25 Performance Shares							760	61,165
F24-F26 Performance Shares							3,000	241,440
Kevin N. Carpenter
Stock Options	6,866	3,434	99.3400	12/16/2031
	3,300	6,600	111.1500	12/22/2032
	0	11,400	99.6000	12/26/2033
Restricted Stock Units					13,079	1,052,630
F23-F25 Performance Shares							1,160	93,357
F24-F26 Performance Shares							1,440	115,891
Amy E. Dahl
Stock Options	17,200	0	38.8200	12/04/2025
	16,600	0	56.5400	12/09/2026
	13,200	0	65.9300	12/08/2027
	16,200	0	58.5300	12/07/2028
	20,800	0	76.5300	12/19/2029
	21,300	0	93.3300	12/17/2030
	11,266	5,634	99.3400	12/16/2031
	5,133	10,267	111.1500	12/22/2032
	0	14,300	99.6000	12/26/2033
F23-F25 Performance Shares							1,800	144,864
F24-F26 Performance Shares							1,840	148,083
Joanna M. Totsky
Stock Options	0	14,000	99.6000	12/26/2033
Restricted Stock Units					9,443	759,995
F24-F26 Performance Shares							1,760	141,645

1.Stock options have a ten-year term and vest in three equal installments on each of the first, second and third year anniversaries of the grant date. The vesting schedule for options unexercisable as of October 31, 2024 is as follows:

Name	Grant Date	12/16/24	12/22/24	12/26/24	12/22/25	12/26/25	12/26/26	Option Expiration Date
Mr. Olson	12/16/21	36,367						12/16/31
	12/22/22		36,400		36,400			12/22/32
	12/26/23			33,766		33,767	33,767	12/26/33
Ms. Drake	12/16/21	1,900						12/16/31
	12/22/22		2,200		2,200			12/22/32
	12/26/23			7,866		7,867	7,867	12/26/33
Mr. Carpenter	12/16/21	3,434						12/16/31
	12/22/22		3,300		3,300			12/22/32
	12/26/23			3,800		3,800	3,800	12/26/33
Ms. Dahl	12/16/21	5,634						12/16/31
	12/22/22		5,133		5,134			12/22/32
	12/26/23			4,766		4,767	4,767	12/26/33
Ms. Totsky	12/26/23			4,666		4,667	4,667	12/26/33
2.Amounts reported represent the number of unvested restricted stock units held by Ms. Drake, Mr. Carpenter and Ms. Totsky, including dividend equivalents earned on those restricted stock units. Ms. Drake's unvested restricted stock units were granted on March 10, 2023 and vest in three equal installments on each anniversary of the grant date. Mr. Carpenter's unvested restricted stock units include two grants, one of which was granted on November 30, 2021 and vests in three equal installments on each anniversary of the grant date and the other which was granted on January 23, 2024 and vests in full on the third anniversary of the grant date. Ms. Totsky's unvested restricted stock units were granted on June 20, 2023 and vest in three equal installments on each anniversary of the grant date.
3.Amounts reported represent the value of unvested restricted stock units based on the closing price of our common stock on October 31, 2024 of $80.48 per share.
4.Amounts reported represent the number of performance share awards that were in progress based threshold levels of performance.
5.Amounts reported represent the value of performance share awards that were in progress based on the closing price of our common stock on October 31, 2024 of $80.48 per share.
Option Exercises and Stock Vested for Fiscal 2024
The following table summarizes all of the stock options exercised during fiscal 2024, restricted stock units vested during fiscal 2024 and performance share awards that were paid out or deferred by our NEOs for the fiscal 2022 to fiscal 2024 performance period.

	Option Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard M. Olson
Stock Option Exercises	20,000	1,276,300
F22-F24 Performance Share Award Payout			13,990	1,139,346
Angela C. Drake
Stock Option Exercises	N/A	N/A
F22-F24 Performance Share Award Payout			718	58,474
Restricted Stock Units			2,630	233,246
Kevin N. Carpenter
Stock Option Exercises	N/A	N/A
F22-F24 Performance Share Award Payout			1,327	108,071
Restricted Stock Units			5,959	494,586
Amy E. Dahl
Stock Option Exercises	4,460	263,854
F22-F24 Performance Share Award Payout			2,156	175,585
Joanna M. Totsky
Stock Option Exercises	N/A	N/A
F22-F24 Performance Share Award Payout			N/A	N/A
Restricted Stock Units			4,701	450,073

1.The number of shares acquired upon exercise reflects the gross number of shares acquired absent any netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, less the per share exercise price.
2.The number of shares acquired upon vesting reflects the gross number of shares acquired absent any netting of shares surrendered to satisfy tax withholding requirements and in the case of restricted stock units, includes shares underlying dividend equivalent rights that accrued and were paid out at the same time as the shares underlying the stock award. The performance share awards do not accrue any dividend equivalent rights. The value realized on vesting represents the gross number of shares acquired multiplied by the closing price of our common stock on the vesting or payout date. The payout date for the F22-F25 performance share awards was December 18, 2024. Amounts are not reduced to reflect any elections to defer receipt of performance share award payouts. Under the Deferred Plan for Officers, Ms. Dahl deferred receipt of 100% of the fiscal 2022 to fiscal 2024 performance share award payout. The material terms of the Deferred Plan for Officers are described under Nonqualified Deferred Compensation for Fiscal 2024 set forth below.
Nonqualified Deferred Compensation for Fiscal 2024
We maintain three nonqualified deferred compensation plans in which our NEOs are eligible to participate.
The Toro Company Deferred Compensation Plan. This plan allows a select group of management or highly compensated employees, including our executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future. Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive award payout. Deferred amounts are credited to a participant's account and the participant may elect the deemed investment of such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the Retirement Plan. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.
The Toro Company Deferred Compensation Plan for Officers. This plan allows key employees that receive performance share awards, including our executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year performance period begins, participants are given the opportunity to elect to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Participants are always 100% vested in their deferred payout.
The Toro Company Supplemental Benefit Plan. This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our credits under this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. Amounts are credited to the Supplemental Benefit Plan for earnings above the compensation limit for all forms of employer contributions, which may include Company matching, investment savings and ESOP contribution amounts. For calendar year 2024, employer matching contributions and an investment savings contribution were made. Amounts credited are placed into a participant's account and the participant may elect the deemed investment of such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the Retirement Plan. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive. Participants are always 100% vested in their accounts.

Nonqualified Deferred Compensation for Fiscal 2024 Table. The following table reflects any NEO contributions and Company contributions for fiscal 2024 to our nonqualified deferred compensation plans.

	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY3 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[4] ($)
Richard M. Olson
Deferred Plan	0	0	429,450	0	2,130,659
Deferred Plan for Officers	0	0	-440,138	0	13,416,754
Supplemental Benefit Plan	0	92,612	322,219	0	1,742,414
Angela C. Drake
Deferred Plan	0	0	107,636	0	509,937
Deferred Plan for Officers	0	0	705	0	59,517
Supplemental Benefit Plan	0	23,898	17,069	0	126,711
Kevin N. Carpenter
Deferred Plan	122,819	0	29,421	0	313,945
Deferred Plan for Officers	0	0	0	0	0
Supplemental Benefit Plan	0	18,115	10,166	0	82,002
Amy E. Dahl
Deferred Plan	336,309	0	317,737	0	1,977,163
Deferred Plan for Officers	0	0	-78,555	0	1,490,145
Supplemental Benefit Plan	0	30,334	79,533	0	398,586
Joanna M. Totsky
Deferred Plan	0	0	0	0	0
Deferred Plan for Officers	0	0	0	0	0
Supplemental Benefit Plan	0	18,411	0	0	18,411

1.Executive contributions of base salary and annual cash incentive award payouts are included in the Salary column and the Non-Equity Incentive Plan Compensation column, respectively, of the Summary Compensation Table. Executive contributions of the fiscal 2022 to fiscal 2024 performance share award payouts are included in the Value Realized on Vesting column of the Option Exercises and Stock Vested for Fiscal 2024 table, but are not included in the Summary Compensation Table as that table reflects the grant of the fiscal 2024 to fiscal 2026 performance share awards at target value. Our NEOs deferred the following components of compensation during fiscal 2024:

Name	Deferrals	Amount ($)
Mr. Carpenter	15% of base salary from November 2023 through December 2023	11,076
	20% of base salary from January 2024 through October 2024	85,835
	20% of the fiscal 2024 annual cash incentive award	25,908
Ms. Dahl	20% of base salary from November 2023 through December 2023	16,338
	20% of base salary from January 2024 through October 2024	92,756
	75% of the fiscal 2024 annual cash incentive award	227,215
	100% of the fiscal 2022 to 2024 performance share award	175,585

2.Amounts reported represent Company contributions to the Supplemental Benefit Plan in fiscal 2024. These amounts are included in the All Other Compensation column of the Summary Compensation Table and the related footnote.
3.Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results during the fiscal year based on each NEO's selected fund allocation. None of these amounts are included in the Summary Compensation Table because earnings were not preferential or above-market. The funds listed below are consistent with or comparable to those funds provided in our Retirement Plan and do not include any preferential or above-market interest. The rates for fiscal 2024 are provided in the following table:

Fund Name	Change from Fiscal 2023
American Funds Europacific Growth Fund R6	23.52%
Artisan Mid Cap Investor Fund	24.98%
Fidelity Treasury Only Money Market Fund	5.03%
Fidelity US Bond Index	10.53%
Goldman Sachs Small Cap Value Institutional Fund	27.31%
JPMorgan Mid Cap Value I Fund	32.70%
PGIM Total Return Bond R6	12.71%
PIMCO International Bond Fund (Unhedged)	11.70%
T. Rowe Price International Discovery Fund	24.63%
The Toro Company	1.09%
Vanguard Explorer Fund Admiral Shares	31.76%
Vanguard Institutional Index Fund Institutional Shares	37.97%
Vanguard Mid Cap Index Fund Admiral Shares	34.61%
Vanguard Small Cap Index Fund Admiral Shares	34.34%
Vanguard Target Retirement 2020 Fund	18.00%
Vanguard Target Retirement 2025 Fund	21.13%
Vanguard Target Retirement 2030 Fund	23.41%
Vanguard Target Retirement 2035 Fund	25.12%
Vanguard Target Retirement 2040 Fund	26.76%
Vanguard Target Retirement 2045 Fund	28.35%
Vanguard Target Retirement 2050 Fund	29.58%
Vanguard Target Retirement 2055 Fund	29.61%
Vanguard Target Retirement 2060 Fund	29.60%
Vanguard Target Retirement 2065 Fund	29.61%
Vanguard Target Retirement Income Fund	15.80%
4.Amounts reported represent the total balance at October 31, 2024, the last day of fiscal 2024, plus any NEO's or Company contributions for fiscal 2024 that were paid, or expected to be paid, after October 31, 2024. Includes the following amounts reported in the Summary Compensation Table in the Base Salary or Non-Equity Incentive Plan Compensation column for fiscal years 2022 and 2023:

Name	Amount ($)
Mr. Olson	0
Ms. Drake	0
Mr. Carpenter	0
Ms. Dahl	0
Ms. Totsky	0
Includes the following amounts reported in the Summary Compensation Table in the "All Other Compensation" column for fiscal years 2022 and 2023.

Name	Amount ($)
Mr. Olson	437,213
Ms. Drake	0
Mr. Carpenter
Ms. Dahl	0
Ms. Totsky	75,920

Pay Versus Performance (PvP)
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed fiscal years. In determining the “Compensation Actually Paid” (CAP) for PvP purposes to our NEOs, we are required to make various adjustments to amounts reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.
Due to the valuation components, the CAP dollar amounts for a particular fiscal year do not reflect the actual amounts of compensation earned or paid during that year. The PvP table below summarizes compensation values reported in our Summary Compensation Table, as well as the adjusted values required in this section for each of the fiscal 2021 through 2024. For our NEOs other than our principal executive officer (PEO), compensation is reported as an average.

For purposes of the tables below, the PEO and non-PEO NEOs for each of fiscal 2021 through 2024 are the following:

Year	PEO	Non-PEO NEOs
2024	Richard M. Olson	Angela C. Drake, Kevin N. Carpenter, Amy E. Dahl and Joanna M. Totsky
2023	Richard M. Olson	Angela C. Drake, Renee J. Peterson, Amy E. Dahl, Joanna M. Totsky, Greg Janey and Richard W. Rodier
2022	Richard M. Olson	Renee J. Peterson, Kevin N. Carpenter, Richard W. Rodier and Amy E. Dahl
2021	Richard M. Olson	Renee J. Peterson, Richard W. Rodier, Amy E. Dahl and Bradley A. Hamilton

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO[1] ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs[1] ($)	Value of Initial Fixed $100 Investment Based On:		Net Income[4] ($)	Adjusted Diluted EPS[5] ($)
					Total Shareholder Return[2] ($)	Peer Group Total Shareholder Return[3] ($)
2024	8,278,439	3,733,008	1,967,920	1,268,683	103	171	418.9	4.17
2023	9,025,811	547,678	1,905,612	485,389	102	125	329.7	4.21
2022	7,311,953	10,442,137	2,316,841	2,831,673	132	115	443.3	4.16
2021	8,629,851	14,493,119	2,244,282	3,334,008	118	132	409.9	3.62

1.The dollar amounts reported in this column represent the amount of “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K. Details on these amounts can be found in the PEO Compensation and Average Non-PEO NEO Compensation information on the following pages. The dollar amounts do not reflect the actual amount of compensation awarded to, earned by or paid to our PEO or other NEOs during the applicable fiscal year.
2.Total Shareholder Return (TSR) assumes $100 is invested as of October 31, 2020. TSR represents cumulative return over the applicable period and is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our stock price at the beginning of the measurement period.
3.The Peer Group TSR used for this calculation is based on the S&P 500 Industrial Machinery Index, which we also use for purposes of our stock performance graph in our most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2024. The peer group TSR is calculated using the same methodology as described in footnote 2 above, with the returns of each component company of this group weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated.
4.Amounts reported represent the amount of net earnings reflected in our audited consolidated financial statements for the applicable fiscal year, as reported in our Annual Report on Form 10-K for such fiscal year.
5.Amounts reported represent the amount of adjusted diluted EPS, which is a non-GAAP financial measure that, for compensation purposes, is calculated by taking adjusted net Earnings and dividing by diluted shares outstanding. A reconciliation of adjusted diluted EPS to diluted EPS, the most comparable GAAP number, can be found in our Form 10-K. While we use several financial performance measures for purposes of evaluating performance for our compensation programs, we have determined that adjusted diluted EPS is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) that we use to link compensation actually paid to our

NEOs, for the most recently completed fiscal year, to our performance. Note that adjusted diluted EPS for fiscal 2022 as used as a financial performance measure to link compensation actually paid to our NEOs is different than adjusted diluted EPS as presented in our earnings release since the adjusted diluted EPS used as a financial performance measure to link compensation actually paid to our NEOs reflects an adjustment of $(0.04) based on defined acquisition-related adjustment events at the beginning of the fiscal year and approved by the Compensation & HR Committee.
PEO Compensation. To determine the amounts in the "Compensation Actually Paid to PEO" column in the PvP table, the following adjustments were made to the PEO’s total compensation as reported in the Summary Compensation Table, in accordance with Item 402(v) of Regulation S-K.

Year	SCT Total for PEO ($)	SCT Reported Equity Award Value for PEO ($)	Equity Award Adjustments for PEO[1] ($)	Change in the Actuarial Present Value of Pension Benefits for PEO ($)	Pension Benefit Adjustments for PEO ($)	Compensation Actually Paid to PEO ($)
2024	8,278,439	(6,369,706)	1,824,275	0	0	3,733,008
2023	9,025,811	(7,291,746)	(1,186,387)	0	0	547,678
2022	7,311,953	(4,996,891)	8,127,075	0	0	10,442,137
2021	8,629,851	(5,187,602)	11,050,870	0	0	14,493,119
1.Represents the year-over-year change in the fair value of equity awards provided to the PEO as summarized below.

Year	Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	1,824,413	(3,571)	0	3,433	0	0	1,824,275
2023	2,824,764	(2,977,151)	0	(1,034,000)	0	0	(1,186,387)
2022	6,061,704	2,062,723	0	2,648	0	0	8,127,075
2021	6,964,945	2,408,829	0	1,677,096	0	0	11,050,870
In the table above, the equity values are computed in accordance with the methodologies used for financial reporting purposes, reflecting updated economic assumptions as of the valuation dates.
Average Non-PEO NEO Compensation. To determine the amounts in the "Compensation Actually Paid to Non-PEO NEOs" column in the PvP table, the following adjustments were made to the average total compensation of the non-PEO NEOs as reported in the Summary Compensation Table, in accordance with Item 402(v) of Regulation S-K.

Year	Average SCT Total for Non-PEO NEOs ($)	Average SCT Reported Equity Award Value for Non-PEO NEOs ($)	Average Equity Award Adjustments for Non-PEO NEOs[1] ($)	Average Change in the Actuarial Present Value of Pension Benefits for Non-PEO NEOs ($)	Average Pension Benefit Adjustments for Non PEO-NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,967,920	(1,157,034)	457,797	0	0	1,268,683
2023	1,905,612	(1,297,243)	(122,980)	0	0	485,389
2022	2,316,841	(1,315,478)	1,830,310	0	0	2,831,673
2021	2,244,282	(1,020,368)	2,110,094	0	0	3,334,008
1.Represents the average of the year-over-year change in the fair value of equity awards to our Non-PEO NEOs as summarized below:

Year	Average Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Average Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Average Total Equity Award Adjustments ($)
2024	426,285	(2,349)	0	22,961	0	10,900	457,797
2023	466,643	(327,514)	0	(120,273)	(144,551)	2,716	(122,980)
2022	1,533,967	329,900	0	(38,169)	0	5,885	1,831,583
2021	1,369,547	434,551	0	304,589	0	1,407	2,110,094
In the table above, the equity values are computed in accordance with the methodologies used for financial reporting purposes, reflecting updated economic assumptions as of the valuation dates.
Company-Selected Measure and Other Financial Performance Measures. The following are the most important financial performance measures used to link NEO CAP to company performance for the most recently completed fiscal year.

Performance Measures
Adjusted diluted EPS
Revenue and revenue growth
Working capital as a percent of sales
Net income plus after-tax interest
Return on invested capital

Relationship of Compensation Actually Paid and Performance Measures. The following charts describe the relationship of CAP to the performance measures listed in the PvP Table above. Generally, CAP has low correlation with the financial measures for the years shown in the charts below. We place significant emphasis on equity compensation and at least two-thirds of target total direct compensation for our NEOs is tied to TTC performance and the market value of our common stock. Due to the sensitivity of CAP to stock price changes, the timing of equity grants and changes in our stock price thereafter significantly influence CAP each year, as determined under Item 402(v) of Regulation S-K.
CAP vs. TTC 3-Year Cumulative TSR vs. Peer 3-Year Cumulative TSR

CAP vs. Net Income
CAP vs. Adjusted Diluted EPS

Potential Payments Upon Termination or Change In Control
Overview. The following discussion describes the payments and benefits to which our NEOs are entitled in various termination of employment and change in control situations. The intent of this discussion is to describe those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment or change in control situation. Therefore, this discussion does not describe all payments and benefits an NEO may receive following a termination or change in control, such as the following accrued, vested or non-forfeitable compensation and benefits:
•Payment of individual contributions to our Deferred Plan and Deferred Plan for Officers in accordance with prior distribution elections, as described under “Nonqualified Deferred Compensation for Fiscal 2024”;
•Payment of Company contributions on behalf of the NEO under our Supplemental Benefit Plan, as described under “Nonqualified Deferred Compensation for Fiscal 2024”;
•Payment of individual contributions and vested Company investment fund contributions on behalf of the NEO under our Retirement Plan, as described under “Health, Welfare and Retirement Benefits and All Other Compensation—Retirement Benefits”;
•Payment of annual cash incentive awards if employed on the last day of the fiscal year and if threshold levels are met and at the percentage of the target achieved, as described under “Annual Cash Incentives”;
•Payout for performance share awards if employed on the last day of the performance period and if threshold levels are met and at the percentage of the target achieved, as described under “Long-Term Incentives—Performance Share Awards”;
•Exercise of stock options that had vested prior to the date of termination; and
•Payouts under, and continuation of, health and welfare benefits under plans generally applicable to our U.S.-based office salaried employees.
None of our executive officers have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our NEOs do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company, as described under "Potential Payments Upon Termination or Change in Control—Change in Control". Each of our executive officers is a party to our standard confidentiality, invention and non-compete agreement.
Voluntary Resignation and Retirement. In the event of an NEO's voluntary resignation or retirement, we would not be obligated to pay or provide any additional payments or benefits, unless the NEO meets the criteria for "retirement" in connection with his or her voluntary resignation. For purposes of our compensation arrangements, "retirement" generally means the voluntary termination of employment at or after the age of 55 and with a number of years of service that, when added together with the NEO's age, equals at least 65.
If an NEO meets the criteria for "retirement" in connection with his or her voluntary resignation, the NEO generally would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:
•Extended vesting and exercise period of four additional years (or the remaining term of the option, whichever is shorter) after the retirement date for all outstanding stock options held on the retirement date;
•Extended perquisites consisting of reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; (iii) twelve additional months, or through the end of the lease term, whichever is shorter, of lease payments for a Company-leased automobile; and (iv) certain Company products for personal use at no cost for five years following the NEO’s retirement; provided, however, that the NEO is responsible for payment of applicable taxes attributed to the value of such products;
•Prorated payment of an outstanding annual cash incentive award if the NEO retires prior to the date payment is made in settlement of the annual cash incentive award, which is typically in early December, but only: (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the retirement date; and
•Prorated payment of outstanding performance share awards if the NEO retires after completion of at least one fiscal year of our current three-fiscal year performance period, but only: (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the NEO was employed or performed services during the performance period as of the NEO’s retirement date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.
Disability or Death. In the event of a termination as the result of the disability or death of an NEO, the NEO, or his or her beneficiary, would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:
•Immediate vesting of all outstanding stock options held as of the termination date and stock options may be exercised for a period of up to one year (or the remaining term of the option, whichever is shorter) after the termination date;
•Prorated payment of an outstanding annual cash incentive award if the termination of the NEO is prior to the date payment is made in settlement of the annual cash incentive award, but only: (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the termination date; and
•Prorated payment of outstanding performance share awards if the NEO was employed for at least one fiscal year of our current three-fiscal year performance period, but only: (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the NEO was employed or performed services during the performance period as of the NEO’s termination date.
Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.
Involuntary Termination by TTC. Since our NEOs do not have employment or severance agreements or arrangements other than as provided for in our CIC policy, we would not be obligated to provide any additional payments or benefits to our NEOs in the event of an involuntary termination of employment by us. Any negotiated separation arrangement typically requires that the NEO sign a release and waiver of claims and comply with confidentiality and non-compete restrictions.
Termination by TTC for Cause. In the event of a termination of an NEO's employment by us for cause, we would not be obligated to provide any additional payments or benefits to the executive. In addition, we may have certain clawback rights, as described below under "Clawback Provisions."
Change in Control. We have a CIC policy generally applicable to our executive officers. Our CIC policy incorporates a "double trigger" mechanism and provides for a cash severance payment and certain other benefits if within three years after a change in control the NEO's employment is terminated by us without just cause or the NEO terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. The payments and benefits the NEO would be entitled to receive include:
•a lump sum cash severance payment equal to two times (or three times for the CEO) the sum of the NEO’s then current annual base salary and target annual cash incentive award;
•a lump sum cash payment in an amount equal to the NEO’s pro-rated target annual cash incentive award for the fiscal year in which the termination date occurs, reduced by any amounts paid under the terms of the applicable equity compensation policy for the same period of time;
•eligibility for continuation coverage under our medical, dental and other group health plans for a period of three years following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the NEO immediately prior to his or her termination date to obtain such coverage; and
•two years of outplacement services.
Our CIC policy does not provide a "gross-up" for 280G excise tax and, as a condition to the payment of any severance payment, the NEO must execute a release of claims against us. If a change in control, as generally defined below, has not occurred, our Board may terminate our CIC policy after two years' advance notice of such termination.
In addition to our CIC policy, our 2022 Plan provides that if we experience a change in control, as generally defined below, and if outstanding awards are continued, assumed, or substituted, whether or not there is a qualifying termination of employment:
•all stock options immediately vest, become exercisable in full and remain exercisable for their remaining term following the change in control;

•all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable in cash based on the greater of: (i) achievement at target; or (ii) actual achievement through the date of the change in control;
•all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable in shares of our common stock, at the greater of: (i) target; or (ii) actual achievement of performance goals through the date of the change in control; and
•all outstanding shares of restricted stock and restricted stock unit awards with vesting based solely on the participant’s continued service immediately vest and become non-forfeitable or issuable, as the case may be, and shall be settled in cash or shares of our common stock.
If outstanding equity based awards are not continued, assumed or substituted:
•all stock options immediately vest and become exercisable and the Compensation & Human Resources Committee shall: (i) give the participant a reasonable opportunity to exercise the option prior to the change in control; and (ii) pay the participant in cash for each unexercised option, the excess, if any, between the option exercise price and the per share consideration payable to shareholders, provided the participant shall receive payment of the fair market value of any contingent or delayed consideration on the basis of the Committee’s good faith estimate of the present value of the probable future value of such consideration;
•all restricted stock awards and restricted stock unit awards with vesting based solely on the participant’s continued service will immediately vest and be settled in cash or shares of our common stock, provided, if payment is to be made in shares of our common stock, the participant will receive the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the purchase price, if any, of the restricted stock or restricted stock unit award, multiplied by the number of shares subject to such award; and
•all outstanding performance share awards for performance periods in progress at the time of the change in control will immediately vest and become payable in shares of our common stock, at the greater of (i) target, or (ii) actual achievement of performance goals through the date of the change in control, provided, for the payment to be made in shares of our common stock, the participant will receive the consideration received by shareholders of our Company for shares of our Company in connection with the change in control.
Our prior 2010 Plan provides that if we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:
•all stock options immediately vest, become exercisable in full and remain exercisable for their remaining term following the change in control;
•all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable at target in cash;
•all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable at maximum levels of performance in shares of our common stock, provided, however, that the CIC policy provides that for executive officers covered by the CIC policy, any such performance share awards are payable at target (not in full or at maximum); and
•all outstanding shares of restricted stock and restricted stock unit awards immediately vest and become non-forfeitable or issuable, as the case may be.
Alternatively, the Compensation & Human Resources Committee may elect to terminate such options, restricted stock awards, restricted stock unit awards or performance share awards in exchange for a cash payment for each option, restricted stock, restricted stock unit or performance share award in an amount equal to the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the exercise or purchase price, if any, of the option, restricted stock, restricted stock unit award or performance share award, multiplied by the number of shares subject to such option or award.
Neither our 2022 Plan nor our 2010 Plan provides a "gross-up" for 280G excise tax, but does provide for a reduction of payments if such payments would result in lower higher after-tax income taking into consideration the 280G excise tax.
For purposes of our CIC policy, 2022 Plan and 2010 Plan, and subject to limited exceptions, a "change in control" occurs if:
•another person becomes the beneficial owner of 20% of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock;
•a majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•the completion of certain business combinations, including a reorganization, merger, consolidation, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or
•our shareholders approve a complete liquidation or dissolution of our Company.
Additionally, under our nonqualified deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a "rabbi" trust for the benefit of plan participants in an amount sufficient to cause the trust to be funded at a level equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.
Potential Payments Upon Termination or Change In Control. The following table quantifies the payments and benefits for which the amount, vesting or time of payment is altered by each of the foregoing termination of employment or change in control situations. For purposes of quantifying payments and benefits, amounts are calculated: (i) for each NEO as if the termination or change in control occurred on October 31, 2024, the last day of our 2024 fiscal year; and (ii) using a per share value of $80.48, which represents the closing price of our common stock, on October 31, 2024. Material assumptions used in calculating the estimated payments and benefits are described in footnotes to the table.

							Change in Control
Name/Payment Type	Voluntary Resignation / Retirement(1) ($)		Disability or Death ($)		Involuntary Termination by TTC ($)	Termination by TTC for Cause ($)	No Termination Event ($)		Termination Without Cause by TTC or by Executive for Good Reason ($)
Richard M. Olson
Cash Severance Payment[2]	0		0		0	0	0		8,211,000
Unvested & Accelerated Stock Options[3]	0		0		0	0	0		0
Performance Share Award Payouts	382,441	(4)	382,441	(4)	0	0	2,586,064	(5)	2,586,064	(5)
Welfare Plan Benefits[6]	0		0		0	0	0		71,169
Outplacement Services[7]	0		0		0	0	0		30,000
Perquisites[8]	26,671		0		0	0	0		0
Total	409,112		382,441		0	0	2,586,064		10,898,233
Angela C. Drake
Cash Severance Payment[2]	0		0		0	0	0		1,997,500
Unvested & Accelerated Stock Options[3]	0		0		0	0	0		0
Unvested & Accelerated Restricted Stock Units[9]	0		0		0	0	428,686		428,686	(9)
Performance Share Award Payouts	22,543	(4)	22,534	(4)	0	0	300,351	(5)	300,351	(5)
Welfare Plan Benefits[6]	0		0		0	0	0		68,784
Outplacement Services[7]	0		0		0	0	0		30,000
Perquisites[8]	30,229		0		0	0	0		0
Total	52,772		22,534		0	0	729,037		2,825,321
Kevin N. Carpenter
Cash Severance Payment[2]	0		0		0	0	0		1,699,500
Unvested & Accelerated Stock Options[3]	0		0		0	0	0		0
Unvested & Accelerated Restricted Stock Units[9]	0		0		0	0	1,052,630		1,052,630	(9)
Performance Share Award Payouts	34,526	(4)	34,526	(4)	0	0	252,144	(5)	252,144	(5)
Welfare Plan Benefits[6]	0		0		0	0	0		42,981
Outplacement Services[7]	0		0		0	0	0		0
Perquisites[8]	37,732		0		0	0	0		0
Total	72,258		34,526		0	0	1,304,774		3,047,255
							Change in Control
Name/Payment Type	Voluntary Resignation / Retirement(1) ($)		Disability or Death ($)		Involuntary Termination by TTC ($)	Termination by TTC for Cause ($)	No Termination Event ($)		Termination Without Cause by TTC or by Executive for Good Reason ($)
Amy E. Dahl
Cash Severance Payment[2]	0		0		0	0	0		1,824,900
Unvested & Accelerated Stock Options[3]	0		0		0	0	0		0
Performance Share Award Payouts	53,600	(4)	53,600	(4)	0	0	364,816	(5)	364,816	(5)
Welfare Plan Benefits6	0		0		0	0	0		22,104
Outplacement Services[7]	0		0		0	0	0		30,000
	40,849		0		0	0	0		0
Total	94,449		53,600		0	0	364,816		2,241,820
Joanna M. Totsky
Cash Severance Payment2	0		0		0	0	0		1,887,600
Unvested & Accelerated Stock Options[3]	0		0		0	0	0		0
Unvested & Accelerated Restricted Stock Units[9]	0		0		0	0	759,995		759,995	(9)
Performance Share Award Payouts	N/A	(4)	N/A	(4)	0	0	N/A	(5)	N/A	(5)
Welfare Plan Benefits[6]	0		0		0	0	0		43,209
Outplacement Services[7]	0		0		0	0	0		30,000
Perquisites[8]	39,088		0		0	0	0		0
Total	39,088		0		0	0	759,995		2,720,804

1.Mr. Olson met the retirement criteria on October 31, 2024.
2.Amount reported represents two times (three times for Mr. Olson since he was CEO on October 31, 2024) the sum of the NEO's (a) then current annual base salary and (b) then target annual cash incentive award for fiscal 2024.
3.Amount reported represents the value of the automatic acceleration of vesting of unvested stock options. All amounts are based on the difference between: (a) the market price of our common stock underlying the unvested stock options as of October 31, 2024, and (b) the exercise price of the stock options. Because Mr. Olson met the retirement criteria on October 31, 2024, upon such event any unvested stock options held would continue to vest for four additional years, but such extended vesting is not quantified in the above table, Voluntary Resignation / Retirement column.
4.Amount reported represents the value of the future payout of two-thirds of the NEO's fiscal 2023 to fiscal 2025 performance share awards (based on two years of the three-year performance period completed as of October 31, 2024) and one-third of the NEO's fiscal 2024 to fiscal 2026 performance share awards (based on one year of the three-year performance period completed as of October 31, 2024), assuming that the Compensation & Human Resources Committee approves the payout at financial plan levels of performance for fiscal 2025 and fiscal 2026 and the market price of our common stock on October 31, 2024.
5.Amount reported represents the value of the immediate payout of two-thirds of the NEO's fiscal 2023 to fiscal 2024 (based on two years of the performance period completed as of October 31, 2024) and one-third of the NEO's fiscal 2024 to fiscal 2026 performance share awards (based on one year of the three-year performance period completed as of October 31, 2024), assuming target levels of performance and the market price of our common stock on October 31, 2024.
6.Amount reported represents the estimated value of the welfare plan benefits for a three-year period based on our premium levels in effect on October 31, 2024.
7.Amount reported is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.
8.Amount reported represents the value of (a) one additional year of financial planning services, (b) one additional executive physical, and (c) twelve additional months of automobile lease payments.
9.Amount reported represents the value of the automatic acceleration of the vesting of unvested restricted stock units and is based on the number of shares of common stock underlying the unvested restricted stock units multiplied by the market price of our common stock on October 31, 2024.
Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation S-K, passed as part of the Dodd-Frank Act, we calculated the ratio of annual total compensation of Mr. Olson relative to the annual total compensation of our median employee.
To determine the median employee, we identified that, as of October 31, 2024, our total employee population was 11,108 which included employees from all our subsidiaries. We identified our median employee from this population (excluding Mr. Olson) by using base salary as our consistently applied compensation measure.
We calculated the annual total compensation of our median employee for fiscal 2024 using the same methodology that we used to calculate the annual total compensation of our NEOs, including Mr. Olson, for fiscal 2023, as set forth in the Summary Compensation Table. Mr. Olson's annual total compensation for fiscal 2023, as set forth in the Summary Compensation Table, was $8,278,439. Annual total compensation for our median employee for fiscal 2024 was $75,236. The ratio of annual total compensation of Mr. Olson to the annual total compensation of our median employee for fiscal 2024 is 110:1.
We believe the pay ratio presented above is a reasonable estimate calculated in a manner consistent with applicable SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Compensation & Human Resources Committee Interlocks and Insider Participation
No member of the Compensation & Human Resources Committee was an officer or employee of TTC during fiscal year 2024 or in any prior year, and no member of the Compensation & Human Resources Committee had a relationship that would require disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K during fiscal 2024 or in any prior year.

STOCK OWNERSHIP
Significant Beneficial Owners
The following table sets forth information known to us as of January 21, 2025, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC's rules and regulations, of more than five percent of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,491,409[2]	10.10%
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,385,056[3]	9.00%
Common Stock	BlackRock, Inc. 55 East 52nd St. New York, NY 10055	10,392,066[4]	8.30%
Common Stock	Select Equity Group, L.P. 380 Lafayette St. New York, NY 10003	5,557,179[5]	5.30%

1.Percent of class is based on 100,625,924 shares outstanding as of January 21, 2025.
2.Based solely on information contained in the most recently filed Schedule 13G/A of The Vanguard Group, Inc., an investment adviser, filed with the SEC on February 13, 2024, reflecting beneficial ownership as of December 29, 2023, with sole investment discretion with respect to 10,342,762 shares, shared investment discretion with respect to 148,647 shares, and shared voting authority with respect to 65,209 shares. The Vanguard Group, Inc. does not have sole voting authority over any of the shares.
3.Based solely on information contained in the most recently filed Schedule 13G/A of T. Rowe Price Associates, Inc., an investment adviser, filed with the SEC on November 14, 2024, reflecting beneficial ownership as of September 30, 2024, with sole investment discretion with respect to 9,385,021 shares and sole voting authority with respect to 9,162,189 shares. T. Rowe Price Associates, Inc. does not have shared voting authority or shared investment discretion over any of the shares.
4.Based solely on information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on January 24, 2024, reflecting beneficial ownership as of December 31, 2023, with sole investment discretion with respect to all such shares and sole voting authority with respect to 9,892,953 shares. BlackRock, Inc. does not have shared voting authority or shared investment discretion over any of the shares.
5.Based solely on information contained in the most recently filed Schedule 13G/A of Select Equity Group, L.P., an investment adviser and parent holding company, filed with the SEC on February 14, 2024, reflecting beneficial ownership as of December 31, 2023, with shared investment discretion and shared voting authority with respect to all such shares. Select Equity Group, L.P. does not have sole voting authority or sole investment discretion over any of the shares.

Directors and Executive Officers
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 21, 2025, by: (i) each of our current non-employee directors, (ii) our current executive officers named in the Summary Compensation Table, and (iii) all current non-employee directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership 1 2 3 4	Percent of Class[5]
	Non-Employee Directors:
Common Stock	Dianne C. Craig	2,530	*
Common Stock	Gary L. Ellis	38,136	*
Common Stock	Eric P. Hansotia	2,983	*
Common Stock	Jeffrey L. Harmening	8,113	*
Common Stock	D. Christian Koch	12,748	*
Common Stock	Joyce A. Mullen	5,580	*
Common Stock	James C. O'Rourke	27,051	*
Common Stock	Jill M. Pemberton	5,856	*
	Named Executive Officers:
Common Stock	Richard M. Olson	206,496	*
Common Stock	Angela C. Drake	12,832	*
Common Stock	Joanna M. Totsky	11,858	*
Common Stock	Amy E. Dahl	43,365	*
Common Stock	Kevin N. Carpenter	14,999	*
All Current Directors and Executive Officers as a Group (13)		392,547	0.39%

*Less than one percent of the outstanding shares of our common stock.
1.Shares are deemed to be beneficially owned by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated in the footnotes to this table, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.
2.Beneficial ownership also includes: (a) shares that a person has the right to acquire within 60 days of January 21, 2025, and, as such, includes shares that may be acquired upon exercise of stock options and vesting of restricted stock units within 60 days of January 21, 2025; (b) shares allocated to executive officers under the Retirement Plan; and (c) common stock units and performance share units, collectively referred to as units, credited under the Deferred Plan for Directors and Deferred Plan for Officers. The following table reflects the beneficial ownership by type of security held by our non-employee directors, NEOs, and all current directors and executive officers as a group:

Name	Stock Options	Retricted Stock Units	Retirement Plan	Units under the Deferred Plan for Directors	Units under the Deferred Plan for Officers
Non-Employee Directors:
Dianne C. Craig	2,167	—	—	0	—
Gary L. Ellis	33,441	—	—	4,094	—
Eric P. Hansotia	5,967	—	—	0	—
Jeffrey L. Harmening	15,124	—	—	0	—
D. Christian Koch	28,403	—	—	0	—
Joyce A. Mullen	15,124	—	—	5,607	—
James C. O'Rourke	33,441	—	—	0	—
Jill M. Pemberton	5,967	—	—	972	—
Named Executive Officers:
Richard M. Olson	1,098,955	0	17,455	—	167,518
Angela C. Drake	67,624	5,352	275	—	743
Joanna M. Totsky	14,000	9488	1	—	0
Amy E. Dahl	151,900	0	4,077	—	18,580
Kevin N. Carpenter	41,389	7,055	1	—	0
All Current Directors and Executive Officers as a Group (13)	1,513,502	21,895	21,809	10,673	186,840
3.Includes shares held in trust for estate planning purposes as follows: 12,748 shares for Mr. Koch, 1,882 shares for Mr. Hansotia, and 4,889 shares for Ms. Pemberton.
4.Ms. Pemberton has shared voting and investment power with her spouse over the 4,889 shares in trust.
5.Percentages are based on our shares outstanding as of our record date and are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable or issuable within 60 days following January 21, 2025, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

Stock Ownership Guidelines
We maintain stock ownership guidelines to align the interests of our non-employee directors and executive officers with those of our shareholders. In January 2024, our stock ownership guidelines were amended to require that non-employee directors and executive officers hold the number of shares as shown in the table below until the guideline multiple is met.

Stock Ownership Guidelines by Position
Non-Employee Directors	Chairman and CEO	Other Executive Officers
5x annual board retainer	6x annual base salary	3x annual base salary
Anti-Hedging and Anti-Pledging Policies
Our Insider Trading Policy addresses hedging, pledging and other transactions which might give the appearance of impropriety. Under the Insider Trading Policy, we consider it inappropriate for any person subject to the policy, including all directors, officers and employees of our Company, to engage in speculative transactions in our Company's securities or other transactions which might give the appearance of impropriety. In addition, we discourage any person subject to the Insider Trading Policy from engaging in frequent trading in our Company's securities because such trading also may give the appearance that such trades were timed to take advantage of material non-public information. Accordingly, our Insider Trading Policy either prohibits or limits the following types of transactions:
•Short sales. All directors, officers and employees of our Company are prohibited from engaging in short sales of our Company's securities since such sales are intended to reward a person for downward changes in price, and as such, may appear to have resulted from the possession of material non-public information.
•Publicly-traded options. All directors, officers and employees of our Company are prohibited from engaging in transactions in put options, call options, or other derivative securities involving our Company's stock, whether on an exchange or otherwise, since given the relatively short terms of publicly-traded options, such transactions may create the appearance that they have resulted from possession of material non-public information.
•Hedging transactions. All directors, officers and employees of our Company are prohibited from engaging in hedging transactions involving our Company's securities, such as collars, equity swaps, prepaid variable forwards, and exchange funds, since such transactions are designed to hedge or offset any decrease in the market value of securities and when that occurs, the owner may no longer have the same objectives as other of our Company's security holders.
•Standing and limit orders. All directors, officers and employees of our Company are restricted in their use of standing and limit orders for our Company's securities, which are orders placed with a broker to sell or purchase stock at a specified price. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when such shareholders are aware of material non-public information. Accordingly, the Insider Trading Policy provides that if a director, officer or employee of our Company uses a standing order or limit order for our Company's securities, the order should be limited in duration and should otherwise comply with the trading requirements outlined in the Insider Trading Policy.
•Pledging. All directors and officers of our Company are prohibited from purchasing our Company's securities on margin, borrowing against any account in which our Company's securities are held, or pledging our Company's securities as collateral for a loan.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC reports showing ownership of and changes in ownership of our common stock and other equity securities. Based on a review of reports filed by these reporting persons on the SEC's electronic filing, or EDGAR, system and written representations by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during fiscal 2024.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2024, the last day of fiscal 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,931,550[1]	$83.69	2,399,205[3]
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,931,550[1]	$83.69	2,399,205[3]

1.Amount includes: 2,295,709 outstanding stock options under the 2010 Plan; 824,657 outstanding stock options under the 2022 Plan; 13,955 outstanding restricted stock unit awards under the 2010 Plan, including share dividend equivalents that have been issued on such outstanding restricted stock units; 177,213 outstanding restricted stock unit awards under the 2022 Plan, including share dividend equivalents that have been issued on such outstanding restricted stock units; 107,944 outstanding performance share awards under the 2010 Plan, assuming a maximum level of achievement; and 305,400 outstanding performance share awards under the 2022 Plan, assuming a maximum level of achievement. The actual number of shares that will be issued under the performance share awards is determined by the level of achievement of performance goals.
2.Performance share awards and restricted stock units do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).
3.Amount represents shares available for future issuance upon awards that may be granted under the 2022 Plan, including 51,765 shares underlying forfeited or terminated awards (without payment of consideration) under the 2010 Plan during Fiscal 2024.

OTHER INFORMATION
Shareholder Proposals and Director Nominations for the 2026 Annual Meeting
The 2026 Annual Meeting of Shareholders is expected to be held on March 17, 2026. In order for a shareholder proposal to be included in our proxy statement for the 2026 Annual Meeting: (i) our Secretary must receive such proposal no later than the close of business on October 7, 2025, unless the date of the 2026 Annual Meeting is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.
Under our current Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2026 Annual Meeting of Shareholders or propose any other business to be brought before the 2026 Annual Meeting, complete and timely notice must be given in writing and in proper form to our Secretary not later than December 18, 2025, nor earlier than November 18, 2025. However, if the date of the 2026 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2025 Annual Meeting of Shareholders, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2026 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the rescheduled 2026 Annual Meeting. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to our Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2026 Annual Meeting and as of the date that is 10 business days prior to the date of the 2026 Annual Meeting. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, which can be found on our website at www.thetorocompany.com/corporategovernance. If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2026 Annual Meeting. If a nomination or proposal is nonetheless brought before the 2026 Annual Meeting and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to such nomination or proposal. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the nominees of our Board of Directors must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, including providing a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of TTC shares entitled to vote on the election of directors in support of director nominees other than TTC's nominees, as required by Rule 14a-19(b).
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at (952) 888-8801, or by e-mail to invest@thetorocompany.com. These documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy. Any shareholder who wants to receive separate copies of our proxy statement and annual report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder.
Annual Report
TTC's Annual Report on Form 10-K for the fiscal year ended October 31, 2024, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC's website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2024 Annual Report, which contains information about our business but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.
Cost and Method of Solicitation
We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut, 06902, for an estimated fee of $10,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies in connection with our 2025 Annual Meeting of Shareholders.
Dated: February 4, 2025

BY ORDER OF THE BOARD OF DIRECTORS

Joanna M. Totsky Vice President, General Counsel and Corporate Secretary

VOTE BY INTERNET- www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

8111 LYNDALE AVENUE SOUTH BLOOMINGTON, MN 55420-1196	During The Meeting- Go to www.virtualshareholdermeeting.com/TTC2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 17, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TORO COMPANY

The Board of Directors recommends you vote FOR the following:					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors:

	Nominees:	For All	Withhold All	For All Except

01)	Jeff L. Harmening	o	o	o

02)	Joyce A. Mullen

03)	Richard M. Olson

04)	James C. O’Rourke

The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2025.				o	o	o

3.	Approval of, on an advisory basis, our executive compensation.				o	o	o

NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)		Date

THE TORO COMPANY
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, March 18, 2025
2:00 p.m. CDT
www.virtualshareholdermeeting.com/TTC2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement for the Annual Meeting of Shareholders on March 18, 2025, and our 2024 Annual Report are available at www.thetorocompany.com/proxy

8111 Lyndale Avenue South Bloomington, MN 55420	Proxy
This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 18, 2025.

The shares of stock held in this account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the proxy will be voted "For" all nominees for Director and "For" Proposals 2 and 3.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint R. M. Olson and J. M. Totsky, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Continued and to be signed on reverse side